UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

U.S. BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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800 Nicollet Mall
Minneapolis, Minnesota 55402
(651) 466-3000

March 11, 2005

Dear Shareholders:

You are cordially invited to join us for our 2005 annual meeting of shareholders, which will be held on Tuesday, April 19, 2005, at 11:00 a.m., Mountain Time, in The Grand Ballroom at the Grand Hyatt Denver, 1750 Welton Street, Denver, Colorado. For your convenience, a map showing the location of the Grand Hyatt Denver is provided on the back of the accompanying proxy statement. Holders of record of our common stock as of February 28, 2005, are entitled to notice of and to vote at the 2005 annual meeting.

The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

The proxy statement contains two shareholder proposals which your Board of Directors believes are not in the best interests of our shareholders. Your Board urges you to vote against these proposals.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by telephone or internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

If your shares are held in the name of a broker, trust, bank or other nominee, you will need proof of ownership to be admitted to the meeting, as described under “How can I attend the meeting?” on page 4 of the proxy statement.

We look forward to seeing you at the annual meeting.

Sincerely,

Jerry A. Grundhofer
Chairman and Chief Executive Officer

800 Nicollet Mall
Minneapolis, Minnesota 55402
(651) 466-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Tuesday, April 19, 2005, at 11:00 a.m. Mountain Time
Place:	Grand Hyatt Denver The Grand Ballroom 1750 Welton Street Denver, Colorado 80202
Items of Business:	1.	The election of five directors, each for a three-year term.
	2.	The ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005.
	3.	A proposal to amend our restated certificate of incorporation to eliminate the supermajority voting provisions.
	4.	A shareholder proposal urging our Board of Directors to adopt a compensation policy for senior executives emphasizing performance-based restricted stock.
5.

A shareholder proposal urging our Board of Directors and Audit Committee to adopt a policy that prohibits our independent auditors from performing any services for us other than audit and audit-related services.

	6.	Any other business that may properly be considered at the meeting or any adjournment of the meeting.
Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on February 28, 2005.
Voting by Proxy:

If you cannot attend the annual meeting in person, you may vote your shares by telephone or internet by no later than 10:59 p.m. Central Time on April 18, 2005 (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail. We encourage you to vote by telephone or internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our transfer agent, Mellon Investor Services, for which no postage is required if mailed in the United States.

By Order of the Board of Directors

Lee R. Mitau
Secretary
March 11, 2005

PROXY STATEMENT

i

ii

PROXY STATEMENT
2005 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 19, 2005

The Board of Directors of U.S. Bancorp is soliciting proxies for use at the annual meeting of shareholders to be held on April 19, 2005, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to shareholders on or about March 11, 2005.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors, ratification of the selection of our independent auditors, amendment of our restated certificate of incorporation, and consideration of two shareholder proposals. Also, management will report on our performance during the last fiscal year and respond to questions from shareholders.

Who is entitled to vote at the meeting?

The Board has set February 28, 2005, as the record date for the annual meeting. If you were a shareholder of record at the close of business on February 28, 2005, you are entitled to vote at the meeting.

As of the record date,                           shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of                            votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to at least one-third of the voting power of our outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•        you are present and vote in person at the meeting; or

•        you have properly submitted a proxy card by mail, telephone or internet.

How do I vote my shares?

If you are a shareholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•        over the telephone by calling a toll-free number;

•        electronically, using the internet; or

•        by completing, signing and mailing the enclosed proxy card.

The telephone and internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares, and telephone and internet voting is also encouraged for shareholders who hold their shares in street name.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above.

How do I vote if my shares are held in the U.S. Bancorp 401(k) Savings Plan?

If you hold any shares in the U.S. Bancorp 401(k) Savings Plan, your completed proxy card or telephone or internet proxy vote will serve as voting instructions to the plan trustee. However, your voting instructions must be received at least five days prior to the annual meeting in order to count. In accordance with the terms of the plan, the trustee will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants at least five days prior to the annual meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or internet, vote once for each proxy card you receive.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in the U.S. Bancorp 401(k) Savings Plan, you may submit a proxy vote as described above, but you may not vote your 401(k) Savings Plan shares in person at the meeting.

What vote is required for the election of directors or for a proposal to be approved?

The affirmative vote of a majority of the voting power of our common stock present and entitled to vote at the meeting is required for the election of each director and for the approval of each proposal other than the proposal to amend our restated certificate of incorporation to eliminate its supermajority voting provisions. The affirmative vote of 80% of the outstanding shares of our common stock entitled to vote at the meeting is required for the approval of the amendments to our restated certificate of incorporation.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you withhold authority to vote for one or more of the directors, this has the same effect as a vote against those directors.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. This effectively reduces the number of shares needed to approve the proposal, making it more likely that the proposal will be approved.

Who will count the vote?

Representatives of Mellon Investor Services, our transfer agent, will tabulate votes and act as independent inspectors of election.

How does the Board recommend that I vote?

You will vote on the following matters:

•        Election of five directors:  Joel W. Johnson, David B. O’Maley, O’dell M. Owens, M.D., M.P.H., Craig D. Schnuck and Warren R. Staley;

•        Ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005; and

•        A proposal to amend our restated certificate of incorporation to eliminate the supermajority voting provisions.

The Board of Directors recommends that you vote FOR each of the nominees to the Board of Directors, FOR the ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005, and FOR the proposal to amend our restated certificate of incorporation to eliminate the supermajority voting provisions.

You will also vote on the following shareholder proposals:

•        A shareholder proposal urging our Board of Directors to adopt a compensation policy for senior executives emphasizing performance-based restricted stock; and

•        A shareholder proposal urging our Board of Directors and Audit Committee to adopt a policy that prohibits our independent auditors from performing any services for us other than audit and audit-related services.

The Board of Directors recommends that you vote AGAINST the shareholder proposals.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want to vote your shares, we will vote your shares:

•   FOR all of the nominees for director;

•   FOR the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005;

•   FOR the proposal to amend our restated certificate of incorporation to eliminate the supermajority voting provisions;

•   AGAINST the shareholder proposal urging our Board of Directors to adopt a compensation policy for senior executives emphasizing performance-based restricted stock; and

•   AGAINST the shareholder proposal urging our Board of Directors and Audit Committee to adopt a policy that prohibits our independent auditors from performing any services for us other than audit and audit-related services.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. To request an additional proxy card, or if you have any questions about the annual meeting or how to vote or revoke your proxy, you should contact Mellon Investor Services at 1-888-778-1311.

If you are a participant in the U.S. Bancorp 401(k) Savings Plan, you may revoke your proxy and change your vote as described above, but only until April 14, 2005. If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote.

Will my vote be kept confidential?

Yes. We have procedures to ensure that, regardless of whether shareholders vote by mail, telephone, internet or in person, all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or as expressly permitted by a shareholder. We also have the voting tabulations performed by an independent third party.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or other nominee are examples of proof of ownership.

Please let us know whether you plan to attend the meeting by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or internet voting.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the annual meeting for a fee of approximately $25,000, plus associated costs and expenses.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone, facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

Can I receive future proxy statements and annual reports electronically instead of receiving paper copies through the mail?

Yes. In fact, we encourage you to request electronic delivery of these documents if you are comfortable with the electronic format because it saves us the expense of printing and mailing the materials to you. If you are a shareholder of record or if your shares are held in our 401(k) Savings Plan, you may request and consent to electronic delivery of future proxy statements and annual reports by accessing the web site www.melloninvestor.com/isd and accessing your account. If you do not see a prompt regarding consent to electronic delivery of materials, click on Consent Update munder the Account Management option and follow the instructions. If your shares are held in street name, please contact your broker or other nominee and ask about the availability of electronic delivery.

How can I communicate with U.S. Bancorp’s Board of Directors?

You can communicate with our Board of Directors by sending a letter addressed to the Board of Directors, non-management directors, presiding director or specified individual directors to:

The Office of the Corporate Secretary
U.S. Bancorp
BC-MN-H210
800 Nicollet Mall
Minneapolis, MN 55402

Any such letters will be delivered to the independent presiding director, or to a specified director if so addressed. Letters relating to accounting matters will be delivered to our Chief Risk Officer for handling in accordance with the Audit Committee’s policy on investigation of complaints relating to accounting matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Our executive officers and directors are encouraged to own our common stock to further align management’s and shareholders’ interests. Our share ownership guideline for members of senior management is ownership of shares in an amount having a market value of a multiple of the individual’s annual base salary, depending upon the individual’s management level, to be achieved within three years of becoming subject to the guideline.

The following table shows how many shares of our common stock were beneficially owned as of February 7, 2005, by each of our directors, director nominees and executive officers named in the Summary Compensation Table in this proxy statement, and by all of our directors and executive officers as a group. To the best of our knowledge, no shareholder beneficially owned more than five percent of our common stock as of February 7, 2005. Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Common Stock Outstanding
Linda L. Ahlers	105,015	(3)	*
Victoria Buyniski Gluckman	189,346	(3)(4)	*
Andrew Cecere	749,036	(5)	*
William L. Chenevich	808,207	(6)	*
Arthur D. Collins, Jr.	113,892	(3)	*
Peter H. Coors	117,044	(3)	*
Richard K. Davis	2,234,643	(7)	*
Jerry A. Grundhofer	7,746,029	(8)	*
Edward Grzedzinski	1,474,162	(9)	*
Joel W. Johnson	87,099	(3)	*
Jerry W. Levin	122,169	(3)	*
David M. Moffett	2,191,007	(10)	*
David B. O’Maley	236,182	(3)	*
O’dell M. Owens, M.D., M.P.H.	150,107	(3)	*
Thomas E. Petry	307,947	(3)	*
Richard G. Reiten	75,413	(3)	*
Craig D. Schnuck	44,514	(3)(11)	*
Warren R. Staley	90,931	(3)	*
Patrick T. Stokes	87,238	(3)(12)	*
John J. Stollenwerk	159,982	(3)(13)	*
All directors and executive officers as a group (26 persons)	19,716,158	(14)	1.05%

*       Indicates less than 1%.

(1)      Includes the following shares subject to options exercisable within 60 days:  Ms. Ahlers, 85,618 shares; Ms. Buyniski Gluckman, 152,585 shares; Mr. Cecere, 604,268 shares; Mr. Chenevich, 706,018 shares; Mr. Collins, 98,615 shares; Mr. Coors, 99,448 shares; Mr. Davis, 2,039,120 shares; Mr. Grundhofer, 4,831,130 shares; Mr. Grzedzinski, 1,127,013 shares; Mr. Johnson, 76,104 shares; Mr. Levin, 83,049 shares; Mr. Moffett, 1,880,763 shares; Mr. O’Maley, 126,518 shares; Dr. Owens, 92,809 shares; Mr. Petry, 99,908 shares; Mr. Reiten, 49,233 shares; Mr. Schnuck, 21,265 shares; Mr. Staley, 80,321 shares; Mr. Stokes, 58,827 shares; and Mr. Stollenwerk, 92,678 shares.

(2)      Some of our directors and officers have deferred cash compensation or stock option gains under our deferred compensation plans. Some of these deferred amounts will be paid out in shares of our common stock upon the director’s or officer’s retirement or other termination of employment or service with U.S. Bancorp. The number of shares to which the directors and officers would be entitled had their employment or service with U.S. Bancorp terminated as of February 7, 2005, is included in the table, as follows:  Ms. Ahlers, 2,389 shares; Ms. Buyniski Gluckman, 2,992 shares; Mr. Davis, 51,851 shares; Mr. Grundhofer, 2,052,376 shares; Mr. Moffett, 177,497 shares; Mr. O’Maley, 5,068 shares; Dr. Owens, 50,862 shares; Mr. Petry, 194,803 shares; Mr. Reiten, 11,747 shares; Mr. Stokes, 10,116 shares; and Mr. Stollenwerk, 3,836 shares. The directors and officers have no voting or investment power as to these shares.

(3)      Includes 6,436 restricted stock units that vest over four years and are distributable in an equivalent number of shares of our common stock if (a) the holder retires from our Board of Directors in accordance with our director retirement policy, (b) the holder’s Board service is terminated without cause, or (c) the holder leaves service on the Board for any reason after 10 years of service. Only vested units are distributable when the holder’s Board service ends under other circumstances. The holder has no voting or investment power over these units.

(4)      Includes 13,500 shares held by United Medical Resources, Inc., of which Ms. Buyniski Gluckman is Chairman, President, Chief Executive Officer and sole shareholder.

(5)      Includes 44,583 shares of restricted stock subject to future vesting conditions; 341 shares held by Mr. Cecere’s wife, as to which Mr. Cecere has no voting or investment power; and 5,459 shares held in the U.S. Bancorp 401(k) Savings Plan.

(6)      Includes 61,072 shares of restricted stock subject to future vesting conditions and 1,223 shares held in the U.S. Bancorp 401(k) Savings Plan.

(7)      Includes 39,827 shares of restricted stock subject to future vesting conditions; 43,002 shares held in a trust of which Mr. Davis’s wife is trustee and as to which Mr. Davis has no voting or investment power; 33,940 shares held in a trust of which Mr. Davis is trustee; and 7,640 shares held in the U.S. Bancorp 401(k) Savings Plan.

(8)      Includes 21,558 shares held in the U.S. Bancorp 401(k) Savings Plan; 227,351 shares held by a family trust, as to which Mr. Grundhofer has shared voting and investment power; and 598,614 restricted stock units that are distributable in an equivalent number of shares of our common stock at certain times after Mr. Grundhofer’s retirement, as to which he has no voting or investment power.

(9)      Includes 24,063 shares held by Mr. Grzedzinski’s wife, as to which Mr. Grzedzinski has no voting or investment power, and 7,099 shares held by Mr. Grzedzinski’s child, as to which Mr. Grzedzinski has no voting or investment power.

(10)    Includes 39,827 shares of restricted stock subject to future vesting conditions; 30,291 shares held by Mr. Moffett’s wife, as to which he has no voting or investment power; and 268 shares held in the U.S. Bancorp 401(k) Savings Plan.

(11)    Includes 7,057 shares held jointly by Mr. Schnuck and his wife, as to which he has shared voting and investment power, and 9,756 shares held in a trust of which Mr. Schnuck is trustee.

(12)    Includes 11,859 shares held in a trust by Mr. Stokes’s wife, as to which Mr. Stokes has no voting or investment power.

(13)    Includes 3,337 shares held by Mr. Stollenwerk’s children, as to which Mr. Stollenwerk has no voting or investment power; 8,911 shares held in a family trust, as to which Mr. Stollenwerk has no voting or investment power; 18,727 shares held by Mr. Stollenwerk’s wife, as to which Mr. Stollenwerk has no voting or investment power; and 100 shares held by LMI Partnership, of which Mr. Stollenwerk is a general partner and as to which he has shared voting and investment power.

(14)    Includes 70,866 shares held in the U.S. Bancorp 401(k) Savings Plan for the accounts of certain executive officers; 358,119 shares of restricted stock subject to future vesting conditions; 688,718 restricted stock units that are distributable in an equivalent number of shares of our common stock; 2,577,372 shares payable to certain directors and executive officers pursuant to our deferred compensation plan; and 14,628,572 shares subject to options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Executive officers and directors are required to furnish us with copies of these reports. Based solely on a review of the Section 16(a) reports furnished to us with respect to 2004 and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors during 2004 were satisfied, except that Michael J. Doyle filed a late Form 4 in 2004 reporting six cashless stock option exercises in 2004 and Richard K. Davis reported late on Form 4 in 2004 a gift of shares that occurred in 2003.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently has 15 members and is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. At this year’s annual meeting, the terms of our Class I directors will expire. Linda L. Ahlers, John J. Stollenwerk and Thomas E. Petry will retire at the upcoming annual meeting. Ms. Ahlers is a Class I director with her term expiring at the upcoming annual meeting, Mr. Stollenwerk is a Class II director whose term would expire at the 2006 annual meeting, and Mr. Petry is a Class III director whose term would expire at the 2007 annual meeting. Notwithstanding the company’s retirement age guideline, the Board believes that it is in the best interest of the company and its shareholders for Richard G. Reiten, a Class III director, to continue to serve on the Board for the remainder of his term, which expires at the 2007 annual meeting. The Board also determined that Mr. Reiten’s service on the Board would not be impaired by his service on four other public company boards of directors.

In connection with these retirements, the Board has determined to decrease the number of directors in Class I from six to five, the number of directors in Class II from four to three, and the number of directors in Class III from five to four. Joel W. Johnson, David B. O’Maley, O’dell M. Owens, M.D., M.P.H., Craig D. Schnuck and Warren R. Staley are the current Class I directors who have been nominated for re-election to the Board to serve until the 2008 annual meeting or until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected. Proxies may not be voted for more than five directors. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may further reduce the number of directors constituting Class I directors.

The election of each nominee requires the affirmative vote of a majority of the common stock present and entitled to vote at the annual meeting.

The Board of Directors recommends a vote FOR election of the five nominated directors. Proxies will be voted for the election of the five nominees unless otherwise specified.

The nominees for election as directors and the directors whose terms of office will continue after the meeting have provided the following information about themselves. Dates listed for the nominees and continuing directors include service as directors of predecessor companies to U.S. Bancorp.

CLASS I DIRECTORS—NOMINEES FOR TERMS ENDING IN 2008

JOEL W. JOHNSON:   Age 61, director since 1999. Mr. Johnson is Chairman and Chief Executive Officer of Hormel Foods Corporation, a meat and food processing company. He joined Hormel in 1991 as Executive Vice President, Sales and Marketing, and was elected President in 1992. He served as President until May 2004. In 1993, Mr. Johnson assumed the title of Chief Executive Officer, and he was elected Chairman of the Board in 1995. Mr. Johnson also serves as a director of Ecolab, Inc. and Meredith Corporation.

DAVID B. O’MALEY:   Age 58, director since 1995. Mr. O’Maley is Chairman, President and Chief Executive Officer of Ohio National Financial Services, Inc., an intermediate insurance holding company that markets insurance and financial products through its affiliates, and of certain of its affiliated companies including its ultimate parent company. Mr. O’Maley has held these positions since 1994 and has been with Ohio National since 1992. Mr. O’Maley also serves as a director of The Midland Company, Inc.

O’DELL M. OWENS, M.D., M.P.H.:   Age 57, director since 1991. Dr. Owens has been providing services as an independent consultant in medicine, business, education and work-site employee benefits since 2001, and he was elected Coroner of Hamilton County, Ohio in November 2004. Dr. Owens is also the President and Chairman of the Board for Project GRAD (Graduation Really Achieves Dreams), a national non-profit organization formed to improve inner-city education. Dr. Owens has served in this capacity since 2001. From 2002 to 2003, Dr. Owens served as President, Chief Executive Officer and a member of the Board of Trustees of RISE Learning Solutions, a national non-profit organization that uses technology to provide training for adults who care for children. From 1999 to 2002, Dr. Owens served as Senior Medical Director of United Healthcare Insurance Company of Ohio, a provider of healthcare coverage and related services.

CRAIG D. SCHNUCK:   Age 56, director since 2002. Mr. Schnuck is Chairman and Chief Executive Officer of Schnuck Markets, Inc., a supermarket chain. Mr. Schnuck has served in his current position since 1991. He was elected President in 1984 and Chief Executive Officer in 1989. Mr. Schnuck also serves as a director of the DESCO Group.

WARREN R. STALEY:   Age 62, director since 1999. Mr. Staley is Chairman and Chief Executive Officer of Cargill, Incorporated, an international marketer, processor and distributor of agricultural, food, financial and industrial products. He joined Cargill in 1969 and was elected President and Chief Operating Officer in 1998. He was named Chief Executive Officer in 1999 and Chairman in 2000. Mr. Staley also serves as a director of Target Corporation.

CLASS II DIRECTORS—TERMS ENDING IN 2006

PETER H. COORS:   Age 58, director since 1996. Mr. Coors is Vice Chairman of Molson Coors Brewing Company and Chairman of Coors Brewing Company, a subsidiary of Molson Coors Brewing Company, a producer, marketer and seller of malt-based beverages. He has been associated with Coors Brewing Company since 1970 and was named Chairman in 2000. He served as Vice Chairman and Chief Executive Officer of Coors Brewing Company and as Vice President of Adolph Coors Company from 1993 to 2000. Mr. Coors served as Chairman of Adolph Coors Company from 2000 until its February 2005 merger with Molson, Inc., which created Molson Coors Brewing Company. Mr. Coors also serves as a director of H.J. Heinz Company.

JERRY A. GRUNDHOFER:   Age 60, director since 1993. Mr. Grundhofer is Chairman and Chief Executive Officer of U.S. Bancorp. He has served as Chief Executive Officer of U.S. Bancorp since the merger of Firstar Corporation and U.S. Bancorp in February 2001 and as Chairman since December 30, 2002. He also served as President from the time of the merger until October 2004. From 1993 until the merger, he served as Chairman, President and Chief Executive Officer of U.S. Bancorp predecessors Firstar Corporation and Star Banc Corporation. Mr. Grundhofer also serves as a director of Ecolab, Inc. and The Midland Company, Inc.

PATRICK T. STOKES:   Age 62, director since 1992. Mr. Stokes is President, Chief Executive Officer and a director of Anheuser-Busch Companies, Inc., the holding company parent of Anheuser-Busch, Incorporated, and Chairman and Chief Executive Officer of Anheuser-Busch, Incorporated, a producer and distributor of beer. Mr. Stokes has been affiliated with Anheuser-Busch since 1969, was elected President of Anheuser-Busch, Incorporated in 1990, and has served in his current position since 2002. From 2000 to 2002, he served as Senior Executive Vice President of Anheuser-Busch Companies, Inc. Mr. Stokes also serves as a director of Ameren Corporation.

CLASS III DIRECTORS—TERMS ENDING IN 2007

VICTORIA BUYNISKI GLUCKMAN:   Age 53, director since 1990. Ms. Buyniski Gluckman is Chairman, President and Chief Executive Officer of United Medical Resources, Inc., a third-party administrator of employer healthcare benefits. She has held these positions since founding United Medical Resources in 1983. Ms. Buyniski Gluckman also serves as a director of Ohio National Financial Services, Inc.

ARTHUR D. COLLINS, JR.:   Age 57, director since 1996. Mr. Collins is Chairman and Chief Executive Officer of Medtronic, Inc., a leading medical device and technology company. Mr. Collins joined Medtronic in 1992 and served as President from 1996 to 2002. He was elected Chief Executive Officer in 2001 and Chairman in 2002. Mr. Collins also serves as a director of Cargill, Incorporated.

JERRY W. LEVIN:   Age 60, director since 1995. Mr. Levin is the retired Chairman and Chief Executive Officer of American Household, Inc. (formerly Sunbeam Corporation), a leading consumer products company. He held these positions from 1998 until January 2005. Mr. Levin also serves as a director of Ecolab, Inc.

RICHARD G. REITEN:   Age 65, director since 1998. Mr. Reiten is the retired Chairman of Northwest Natural Gas Company, a distributor of natural gas. Mr. Reiten joined Northwest Natural Gas in 1996 as President, a position he held until 2001, and Chief Operating Officer, a position he held until 1997. He served as Chief Executive Officer of Northwest Natural Gas from 1997 to 2002 and served as Chairman from 2000 until February 2005. Mr. Reiten also serves as a director of Building Materials Holding Corporation, Idacorp, Inc., National Fuel Gas Company and Northwest Natural Gas Company.

CORPORATE GOVERNANCE

Our Board of Directors and management are dedicated to exemplary corporate governance. Good corporate governance is vital to the continued success of U.S. Bancorp and the entire financial services industry. Our Board of Directors has adopted the U.S. Bancorp Corporate Governance Guidelines to provide a framework for directors and management to effectively pursue U.S. Bancorp’s objectives for the benefit of its shareholders. The Board annually reviews and updates these guidelines and the charters of the Board committees in response to evolving “best practices” and the results of annual Board and committee evaluations. The Board recently amended the Audit Committee charter, which is attached as Appendix A to this proxy statement. Our Corporate Governance Guidelines, as well as our Code of Ethics and Business Conduct, can be found at usbank.com by clicking on About U.S. Bancorp and then Corporate Governance. Shareholders may request a free printed copy of our Corporate Governance Guidelines and our Code of Ethics and Business Conduct from our investor relations department by contacting them at investorrelations@usbank.com or by calling (612) 303-0799.

Board Independence

Our Board of Directors has determined that each of our directors other than Jerry A. Grundhofer and Victoria Buyniski Gluckman has no material relationship with U.S. Bancorp and is independent. Each of our Audit, Governance and Compensation Committees is composed only of independent directors. In making the independence determinations, our Governance Committee and full Board of Directors reviewed all of our directors’ relationships with U.S. Bancorp based primarily on a review of the responses of the directors to questions regarding employment, business, familial, compensation and other relationships with U.S. Bancorp and its management. Jerry Grundhofer is not independent because he is the current Chief Executive Officer of U.S. Bancorp. Victoria Buyniski Gluckman is not independent because during fiscal year 2004 and in prior years, U.S. Bancorp paid for services totaling more than $100,000 to United Medical Resources, Inc., a company that is wholly owned by Ms. Buyniski Gluckman. This business relationship is further described below under the caption “Certain Relationships and Related Transactions—Other Transactions.”

Our Board has adopted certain standards to assist it in assessing the independence of each of its directors. Absent other material relationships with U.S. Bancorp, a director of U.S. Bancorp who otherwise meets the independence qualifications of the New York Stock Exchange listing standards may be deemed “independent” by the Board of Directors if the lending relationships, deposit relationships, other banking relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) and other commercial or charitable relationships between U.S. Bancorp and its subsidiaries, on the one hand, and an entity with which the director (or any of the director’s immediate family members, as defined in the New York Stock Exchange listing standards) is affiliated by reason of being a director, officer or a significant shareholder thereof, on the other, meet the following criteria:

•        such relationships are in the ordinary course of business of U.S. Bancorp and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

•        with respect to extensions of credit by U.S. Bancorp or its subsidiaries to such entity or its subsidiaries, (i) such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Securities Exchange Act of 1934; and (ii) no event of default has occurred and is continuing beyond any cure period.

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Governance, Compensation, Credit and Finance, Community Outreach and Fair Lending, and Executive. Each of the standing committees has adopted and operates under a written charter. These charters can be found on our web site at usbank.com by clicking on About U.S. Bancorp and then Corporate Governance. Shareholders may request a free printed copy of any of these charters from our investor relations department by contacting them at investorrelations@usbank.com or by calling (612) 303-0799.

The Board of Directors held seven meetings during fiscal year 2004. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year, except Peter H. Coors, who attended 56% and Craig D. Schnuck, who attended 67% of such meetings.

Audit Committee

Members:	Warren R. Staley, Chair	Craig D. Schnuck
	Linda L. Ahlers	John J. Stollenwerk
Richard G. Reiten

The Audit Committee is responsible for assisting the Board of Directors in monitoring the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors, and the performance of our internal audit function and independent auditors. The Audit Committee has sole authority to retain and terminate the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors. The Audit Committee reviews and discusses with management and the independent auditors the annual audited and quarterly financial statements (including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of the independent auditors, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission. The Audit Committee has adopted and operates under a written charter, which was amended in January 2005 and is included as Appendix A to this proxy statement. All of the Audit Committee members meet the existing independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee charter generally prohibits Audit Committee members from serving on more than two other public company audit committees. The Chair of the Audit Committee serves on no other audit committees. Our Board of Directors has identified Warren R. Staley, our Audit Committee Chair, as an audit committee financial expert under the rules of the Securities and Exchange Commission. The Audit Committee held eight meetings in 2004.

Governance Committee

Members:	Jerry W. Levin, Chair	David B. O’Maley
	Arthur D. Collins, Jr.	Thomas E. Petry
	Joel W. Johnson	Patrick T. Stokes

The Governance Committee reviews and makes recommendations to the Board regarding our corporate governance principles and processes, including policies related to director retention, resignation and retirement. The Committee also manages the performance review process for our current directors, recommends new directors, recommends qualified members of the Board for membership on committees, assesses the independence of all Board members, reviews charters of all Board committees, reviews and evaluates succession plans for executive officers, oversees the evaluation of management, and makes recommendations to the Board regarding any shareholder proposals. All of the Governance Committee members meet the existing independence requirements of the New York Stock Exchange. The Governance Committee held six meetings in 2004.

Director Qualification Standards.   Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. In evaluating candidates for nomination as a director of U.S. Bancorp, the Governance Committee will consider criteria including current or recent experience as a chief executive officer of a public company or as a leader of another major complex organization; business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; independence; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board for an extended period of time. The Governance Committee believes it is necessary for one or more of the directors to possess the education or experience required to qualify as an audit committee financial expert.

Director Nominee Selection Process.   The selection process for director candidates includes the following steps: (1) identification of director candidates by the Governance Committee based upon suggestions from current directors and executives and recommendations received from shareholders; (2) possible engagement of a director search firm; (3) interviews of candidates by the Chair of the Governance Committee and two other Governance Committee members; (4) reports to the Board by the Governance Committee on the selection process; (5) recommendations by the Governance Committee; and (6) formal nominations by the Board for inclusion in the slate of directors at the annual meeting. Director candidates recommended by shareholders are given the same consideration as candidates suggested by directors and executive officers. A shareholder seeking to recommend a prospective candidate for the Governance Committee’s consideration should submit the candidate’s name and sufficient written information about the candidate to permit a determination by the Governance Committee whether the candidate meets the director selection criteria set forth in our Corporate Governance Guidelines to the Secretary of U.S. Bancorp at the address listed on page 5 of this proxy statement. U.S. Bancorp has not sought to replace retiring directors in recent years, and therefore has not recently identified or evaluated any non-incumbent nominees for director.

Compensation Committee

Members:	David B. O’Maley, Chair	Thomas E. Petry
	Linda L. Ahlers	Patrick T. Stokes
	Peter H. Coors	John J. Stollenwerk

The Compensation Committee establishes our compensation policy, determines the compensation paid to our executive officers and non-employee directors, recommends executive incentive compensation plans and equity-based plans and approves other compensation plans and retirement plans. The Compensation Committee approves corporate goals related to the compensation of the chief executive officer, evaluates the chief executive officer’s performance and compensates the chief executive officer based on this evaluation. All of the Compensation Committee members meet the existing independence requirements of the New York Stock Exchange. The Compensation Committee held eight meetings in 2004.

Credit and Finance Committee

Members:	Arthur D. Collins, Jr., Chair	O’dell M. Owens, M.D., M.P.H.
	Victoria Buyniski Gluckman	Richard G. Reiten
	Jerry A. Grundhofer	Warren R. Staley
Jerry W. Levin

The Credit and Finance Committee is responsible for reviewing lending and credit policies, reviewing management’s assessment of the balance of loan growth and credit risk and reviewing management’s assessment of the adequacy of credit management information systems and allowance for loan and lease losses. The Committee is also responsible for reviewing and approving policies relating to interest rate sensitivity, liquidity and capital adequacy and will review interest rate sensitivity, liquidity, capital, securitizations, derivatives activity and investment portfolio position reports for compliance with approved policies. The Committee reviews market risk management policies and risk limits and reviews reports of trading activities and risk exposure for compliance with such policies. The Committee also makes recommendations to the Board of Directors regarding the issuance or repurchase of debt and equity securities, reviews and evaluates potential mergers and acquisitions and reviews other actions regarding U.S. Bancorp’s capital stock. The Credit and Finance Committee held six meetings in 2004.

Community Outreach and Fair Lending Committee

Members:	Peter H. Coors, Chair	O’dell M. Owens, M.D., M.P.H.
	Victoria Buyniski Gluckman	Craig D. Schnuck
Joel W. Johnson

The Community Outreach and Fair Lending Committee is responsible for reviewing our activities with respect to community development and compliance with the Community Reinvestment Act and fair lending regulations. The Community Outreach and Fair Lending Committee held three meetings in 2004.

Executive Committee

Members:	Jerry A. Grundhofer, Chair	Thomas E. Petry
	Linda L. Ahlers	Richard G. Reiten
	Arthur D. Collins, Jr.	Warren R. Staley
	David B. O’Maley	Patrick T. Stokes

The Executive Committee has authority to exercise all powers of the Board of Directors between regularly scheduled Board meetings. The Executive Committee did not meet in 2004.

Executive Sessions of the Board

U.S. Bancorp’s non-employee directors meet in executive session at each regular meeting of the Board without the Chairman and Chief Executive Officer or any other member of management, and the independent directors meet alone on an annual basis. The role of presiding director of each executive session is rotated annually among the Chairs of each committee other than the Audit Committee and Executive Committee. The Chair of the Credit and Finance Committee is currently acting as the presiding director. Each Board committee also meets in executive session without members of management present at each committee meeting.

Director Compensation and Related Policies

Fees for 2005.   For 2005, directors who are not U.S. Bancorp employees will receive the following cash fees:

Annual retainer for service on the Board	$70,000
Additional annual retainer for Audit Committee Chair	$20,000
Additional annual retainer for other Committee Chairs	$10,000
Additional annual retainer for Audit Committee members	$5,000

In addition, for 2005, each non-employee director has been granted 1,743 restricted stock units and options to purchase 7,859 shares of our common stock. The restricted stock units are granted under our 2001 Stock Incentive Plan and vest in four equal, annual increments beginning one year from the date of grant. Restricted stock units are distributable in an equivalent number of shares of our common stock if (i) the director retires in accordance with our director retirement policy, (ii) the director’s service is terminated without cause, or (iii) the director leaves service on the Board for any reason after 10 years of service. Only vested units are distributable when the director’s board service ends under other circumstances. All of the stock options granted to our directors are granted under our 2001 Stock Incentive Plan, have a 10-year term, vest in four equal, annual increments beginning one year from the date of grant, and have an exercise price equal to the fair market value of our common stock on the date the option is granted. Directors who retire or join the Board at any time after January 1 will receive pro rata annual retainers and restricted stock unit and option grants based on the number of months in which they serve as directors during the year.

To determine director compensation, we reviewed director compensation information for a peer group of 12 diversified financial services and financial holding companies. Our market capitalization was in the 71st percentile of the market capitalization of that peer group. Compensation for our directors was designed to result in compensation for our directors that was competitive with that provided by the peer group.

Deferred Compensation Plan Participation.   Under the U.S. Bancorp Deferred Compensation Plan that was in effect through 2004, our non-employee directors could choose to defer all or a part of their cash fees and all or a part of the profit amount associated with their U.S. Bancorp stock options. The minimum amount that could be deferred in any calendar year was $1,000. Cash fees that are deferred are deemed to be invested in any of the following investment alternatives selected by the participant:

•        shares of our common stock, based on the fair market value of the common stock on the date of deferral, with dividend equivalents deemed reinvested in additional shares; or

•        one of several mutual funds.

Although the plan administrator has established procedures permitting a plan participant to reallocate deferred amounts among these investment alternatives after the initial election to defer, the election to defer is irrevocable, and the deferred compensation will not be paid to the director until his or her termination of service on the Board. At that time, the director will receive, depending upon the investment alternative selected by the director, payment of the amounts credited to his or her account under the plan in a lump-sum cash payment, in shares of our common stock or in up to 20 annual cash installments. Deferred stock option gains must be paid in shares of common stock. If a participant dies before the entire deferred amount has been distributed, the undistributed portion will be paid to the participant’s beneficiary. The benefits under the plan otherwise are not transferable by the participant.

In December 2004, the 2005 U.S. Bancorp Deferred Compensation Plan was established to comply with the expected provisions of the American Jobs Creation Act of 2004. The provisions of the 2005 plan are substantially similar to those under the 2004 plan, with the primary changes to the plan being those required to comply with the American Jobs Creation Act, including adding new restrictions that apply to distributions. In addition, the profit amount associated with U.S. Bancorp stock options or other equity awards cannot be deferred under the 2005 plan.

Additional Stock Options.   Directors also may choose to convert all or a part of their cash fees into options to purchase common stock under our 2001 Stock Incentive Plan. Directors who choose to convert their cash compensation into stock options will receive a number of stock options equal to (a) 150% of the amount of cash compensation deferred, divided by (b) the estimated value of an option to purchase one share of our common stock, as determined by the Black-Scholes option valuation method. The exercise price of the stock options will equal the fair market value of our common stock on the date the options are granted. The options have a 10-year term and vest in four equal, annual increments beginning one year from the date of grant. Vested options are exercisable for the remaining term of the option if (i) the director retires in accordance with our director retirement policy, (ii) the director’s service is terminated without cause, or (iii) the director leaves service on the Board for any reason after 10 years of service. The options terminate immediately when the director’s board service ends under other circumstances.

Policy Regarding Service on Other Boards.   Our Board of Directors has established a policy that restricts our directors from serving on the boards of directors of more than three public companies in addition to their service on our Board of Directors unless the Board determines that such service will not impair their service on the U.S. Bancorp Board.

Policy Regarding Attendance at Annual Meetings.   U.S. Bancorp encourages, but does not require, its Board members to attend the annual meeting of shareholders. Last year all but one of our directors attended the annual shareholders’ meeting.

Retirement Policy.   Our Board of Directors has established a guideline that an independent director retire at the first annual meeting of shareholders held after his or her 65th birthday.

Director Retirement and Death Benefit Plan.   Until April 1997, the former U.S. Bancorp maintained a director retirement and death benefit plan to provide payments to certain non-employee directors after retirement from the Board. The Board terminated this plan for new directors effective April 30, 1997, but plan benefits continue to be payable to certain directors of U.S. Bancorp who served as directors of the former U.S. Bancorp on April 30, 1997, and who have completed 60 months of service (measured as provided in the plan) as a director of U.S. Bancorp. Benefits accrue in the amount of the annual retainer in effect on the date a director’s service terminates, multiplied by the number of years of service (not to exceed 10 years). Benefits are paid in annual installments over a 10-year period. If a director retires after reaching age 67 or after completion of 12 years of service, the director receives lifetime payments, calculated based on the annual retainer in effect on the date of retirement. Due to the termination of the plan, benefits for eligible, current directors will be determined as if their service as directors had terminated on April 30, 1997 (except that additional service after that date may be considered in determining the form of benefit to be paid). As a result, the benefits payable to those directors will be based on the annual retainer and each director’s service as of April 30, 1997. A director who retires after 12 years of service but who is not then 67 does not receive the first payment until age 67. In the event of a director’s death, a lump-sum payment may be made. In the event of certain types of changes of control of U.S. Bancorp, benefits payable under the plan will be paid in a lump sum within 30 days.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

The Compensation Committee of U.S. Bancorp is composed entirely of independent directors and is responsible for setting the company’s compensation policy. The Committee determines the compensation for the Chief Executive Officer and the other executive officers of U.S. Bancorp, and approves the compensation structure for other senior management. The Committee also is responsible for our incentive and retirement plans. U.S. Bancorp’s compensation program is designed to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and increase shareholder value.

Compensation Philosophy

The Committee’s philosophy is to emphasize incentive compensation over base salaries. All compensation is based on pay for performance. The primary components of the compensation program for our senior executives are base salary, annual incentive cash bonus opportunity and long-term, equity-based incentive compensation. The Committee reviews compensation information from a peer group consisting of similar financial services companies. Using peer information as a point of reference, the Committee then focuses on corporate and individual performance in determining each component of compensation.

Base Salaries.   Base salaries for senior management and executive officers are targeted at levels below the median level of our peer group, generally in the 40th to 45th percentiles. Any merit increases are based on individual performance of specific responsibilities, personal contributions to the company’s performance, experience and tenure in a position, and increases in responsibilities.

Annual Incentives.   Target levels for annual cash bonuses are intended to give executives the opportunity for total cash compensation to increase to the median or 55th percentile level of our peer group, based upon corporate performance. The Committee establishes target annual incentive awards for each executive officer as a percentage of base salary. Targets for executive officers range from 100% to 300% of base salary. As a result, a significant percentage of total cash compensation depends upon our company’s results. Actual cash bonuses for the Chief Executive Officer and the other executive officers for 2004 ranged from 85% to 133% of target.

Long-term Incentive Awards.   The long-term component of our executive compensation is granted in the form of equity, with the initial target levels set at the 70th to 75th percentile of our peer group. The Committee believes it is important to link the interests of executive management with those of shareholders with equity-based, long-term awards. Long-term incentive awards granted in 2005 consisted solely of time vesting options. The Committee strongly believes that stock options are an excellent compensation tool for U.S. Bancorp. The Chief Executive Officer has a significant number of vested, in-the-money options, and has historically exercised options only as they approach their expiration dates. The Committee established stock ownership guidelines for senior managers in 2002. The requirement for the Chief Executive Officer is five times base salary, which Mr. Grundhofer currently greatly exceeds. The stock ownership requirement for our other executive officers is four times base salary. Many of those executives also hold significant amounts of vested, in-the-money options (which do not count toward the ownership requirements) and also hold sufficient amounts of our common stock to meet or exceed the ownership requirements.

The Committee retains a nationally recognized independent compensation consulting firm to provide expertise regarding competitive compensation practices, peer analysis, and recommendations to the Committee. The Committee uses comparative compensation data for the same financial services peer group it uses to set annual financial performance goals. The compensation data is obtained from annual surveys conducted by nationally recognized consulting firms. The peer group used by the Committee is representative of our competitors in the financial services industry and includes regional bank holding companies that have market capitalization greater than $10 billion, banking revenues in excess of 50% of total revenues and are included in the S&P Commercial Bank index. Most, but not all, of the peer group banks are included in the Standard & Poor’s Major Regional Banks’ Index, the performance of which is shown in the stock performance chart presented elsewhere in this proxy statement.

Components of 2004 Compensation

The Compensation Committee administers the Executive Incentive Plan, the purpose of which is to reward senior management through annual cash bonus incentives for the achievement of corporate financial objectives established in advance by the Compensation Committee. Participants in the plan include our executive officers. Performance measures considered in determining plan awards include factors such as fully diluted earnings per share, credit quality, line of business performance measured by the annual financial plan, and individual performance, all as compared against established objectives. Awards under the plan are made at the recommendation of the Chief Executive Officer and with the approval of the Committee, based on an assessment of performance using these factors. The Committee also reviews and sets targets for the Annual Incentive Plan and the Performance Bonus Plan, annual bonus plans that apply to other employees in the company. Consistent with our pay-for-performance philosophy, all employees are eligible for incentive opportunity.

The Compensation Committee also administers the U.S. Bancorp 2001 Stock Incentive Plan, the purpose of which is to encourage long-term growth in U.S. Bancorp’s shareholder value and under which our long-term equity incentive compensation grants are made. Stock options, restricted stock and other performance based stock awards may be granted pursuant to the plan. Awards are based on factors including corporate performance, individual responsibilities and performance, and information from regional bank holding companies, diversified financial services companies and other competitive indices. Stock options granted in 2005 are subject to specific vesting schedules, described in the summary compensation table below. Approximately 1,800 managers other than the Chief Executive Officer are eligible for equity awards from this plan.

CEO Compensation and Performance

Mr. Grundhofer’s 2004 compensation consisted of base salary, annual bonus and long-term incentive. The level for each of these components was determined by the Committee consistent with the principles described in this report and those used for other executive officers. To determine Mr. Grundhofer’s 2004 compensation, the Committee evaluated his performance for 2004 by, among other things, soliciting and reviewing written evaluations from each director. The Committee considered the company’s financial and operating performance for 2004, including the increase in earnings per share and high return on equity. The Committee awarded Mr. Grundhofer a cash incentive award equal to 128% of the target award level established a year earlier, based on our having exceeded financial goals for the year, the competitive position of his total cash compensation relative to the peer group and his continued strong leadership.

Consistent with its compensation policy, the Committee believes it is important to link a substantial portion of Mr. Grundhofer’s total compensation to future corporate performance. On January 17, 2005, Mr. Grundhofer was granted options to purchase 1,720,149 shares of our common stock at an exercise price of $30.40, which will vest ratably over four years from the grant date. The committee also considered that an award of this level was estimated to result in total direct compensation for Mr. Grundhofer at approximately the 78th percentile of the peer group.

Section 162(m)

The Compensation Committee intends to continue its practice of paying competitive compensation to attract and retain senior executives to manage our business in the best interests of U.S. Bancorp and its shareholders. Compensation decisions for the executive officers are made with full consideration of Internal Revenue Code Section 162(m) implications. Although the Committee intends to structure arrangements in a manner that preserves deductibility under Section 162 (m), it believes that maintaining flexibility is important and may pay amounts or make awards that are nondeductible. Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million that is not paid pursuant to plans approved by shareholders and does not include specific performance criteria is not deductible as a compensation expense to U.S. Bancorp. Mr. Grundhofer’s current base compensation is $100,000 in excess of the limit imposed by Section 162(m). The U.S. Bancorp Executive Incentive Plan and the U.S. Bancorp 2001 Stock Incentive Plan were approved by shareholders and include specific performance criteria. Annual incentive bonuses and stock option awards granted meet the performance exemption under Section 162(m).

Compensation Committee of the Board of Directors of U.S. Bancorp

David B. O’Maley, Chair	Peter H. Coors	Patrick T. Stokes
Linda L. Ahlers	Thomas E. Petry	John J. Stollenwerk

Employment and Change-in-Control Agreements

We have entered into an employment agreement with Mr. Jerry A. Grundhofer and into change-in-control agreements with Messrs. Richard K. Davis, David M. Moffett, William L. Chenevich and Andrew Cecere. The agreements are designed to enhance our ability to attract and retain high caliber senior management. We also have an employment agreement with Mr. Edward Grzedzinski, the former Chairman, President and Chief Executive Officer of our wholly owned subsidiary, NOVA Information Systems, Inc., and former Vice Chairman of U.S. Bancorp. In addition, we administer a deferred compensation plan, in which Messrs. Grundhofer, Moffett, and Davis participate, which provides for the deferral of all or a portion of a participant’s cash compensation and stock option gains until the participant’s retirement or earlier termination of employment.

Employment Agreement with Jerry A.Grundhofer.   Mr. Grundhofer has an employment agreement with U.S. Bancorp providing for his continued services and leadership through 2006, as well as comprehensive non-competition and other restrictive covenants after termination of his employment. Under the agreement, he agreed to serve as Chief Executive Officer for a term ending on December 31, 2006, and was elected Chairman of U.S. Bancorp effective December 30, 2002. The agreement provides for an annual base salary of at least $975,000 and entitles Mr. Grundhofer to an annual bonus based on corporate performance for that year. As partial consideration for the non-competition and other restrictive covenants contained in the agreement and in order to provide long-term compensation and retention incentives, the agreement also included an award of 300,268 restricted stock units, which will vest on December 31, 2006, and will be distributed to him in an equivalent number of shares of our common stock on January 15 of the calendar year following the calendar year in which his employment with U.S. Bancorp terminates. The value of these restricted stock units at the time of grant will also be included in eligible earnings in the final year of his employment under our non-qualified retirement plan. Prior to the date of distribution, Mr. Grundhofer may elect to surrender the restricted stock units at the vesting date and receive the then-current value of the units as retirement income under our non-qualified retirement plan. In the event his employment is terminated by U.S. Bancorp other than for cause or disability, or voluntarily by him for good reason, either before or following a change-in-control of U.S. Bancorp, Mr. Grundhofer will receive a lump-sum severance payment consisting of a pro rata base salary and annual bonus through the date of termination plus the product of (a) the number of months from the date of termination until December 31, 2006 (but not more than 36 months), divided by 12 and (b) the sum of his base salary and annual bonus; all of his unvested stock options, restricted stock and restricted stock units will vest immediately; and his medical benefits and certain other benefits will generally be continued until December 31, 2006. U.S. Bancorp also will reimburse Mr. Grundhofer for any excise taxes that he may incur as a result of these payments and any income and excise taxes on the excise tax reimbursement payments. If the termination occurs on or after a change-in-control of U.S. Bancorp, he will also receive an additional three years of service credit for purposes of computing his retirement benefits under our non-qualified retirement plan. The terms “cause,” “good reason” and “change-in-control” are defined in the employment agreement.

Employment Agreement with Edward Grzedzinski.   In connection with our acquisition of NOVA Corporation in July 2001, we entered into an employment agreement with Mr. Grzedzinski, under which he agreed to serve as Chairman, President and Chief Executive Officer of our wholly owned subsidiary NOVA Information Systems, Inc., and as a Vice Chairman of U.S. Bancorp. Under the terms of this agreement, upon termination of Mr. Grzedzinski’s employment on February 1, 2005, Mr. Grzedzinski received a cash payment of $3,695,833, which is equal to three times his 2004 base salary, 2004 bonus and a pro rata portion of his estimated 2005 bonus, and all of his unvested stock options and restricted stock vested immediately. In addition, as required under Mr. Grzedzinski’s employment agreement, the estimated actuarial present value of his unvested supplemental and excess benefits under the non-qualified retirement plan will be paid to him in August 2005. The value of this payment is expected to be approximately $3.3 million. Mr. Grzedzinski’s medical and certain other benefits will be continued until the earlier of three years after the termination date, his acceptance of employment with another employer, or his otherwise obtaining coverage. Mr. Grzedzinski is also subject to the non-competition, non-solicitation and confidentiality provisions contained in his employment agreement until February 1, 2007.

Change-in-Control Agreements.   The change-in-control agreements with Messrs. Davis, Moffett, Chenevich and Cecere provide that if the officer is terminated within 24 months after a change-in-control of U.S. Bancorp other than for cause or disability, or by the officer for good reason, then the officer will be entitled to a lump-sum payment consisting of (a) the officer’s prorated base salary through the date of termination plus the prorated amount of any bonus or incentive for the year in which the termination occurs, based on the target bonus for the officer for that year, and (b) a severance payment equal to three times the sum of the officer’s highest base salary, on an annualized basis, paid by U.S. Bancorp during the prior five years plus the highest bonus earned by the executive with respect to any single year during the prior five years. We will also pay any excise taxes the officer may incur as a result of these payments and any income and excise taxes on the excise tax payments, and we will continue to provide the officer medical benefits and certain other benefits during the severance period. The terms “cause,” “good reason” and “change-in-control” are defined in the agreements.

Deferred Compensation Plan.   Under the U.S. Bancorp Deferred Compensation Plan that was in effect through 2004, members of our senior management, including all of our executive officers, could choose to defer all or a part of their cash compensation and all or a part of the profit amount associated with their U.S. Bancorp stock options. Messrs. Grundhofer, Davis and Moffett all have deferred amounts under the plan. The minimum amount that could be deferred in any calendar year was $1,000. Cash compensation that is deferred is deemed to be invested in any of the following investment alternatives selected by the participant:

•       shares of our common stock, based on the fair market value of the common stock on the date of deferral, with dividend equivalents deemed reinvested in additional shares; or

•       one of several mutual funds.

Although the plan administrator has established procedures permitting a plan participant to reallocate deferred amounts among these investment alternatives after the initial election to defer, the election to defer is irrevocable, and the deferred compensation will not be paid to the executive officer until his retirement or earlier termination of employment. At that time, the participant will receive, depending upon the investment alternative selected by the executive officer, payment of the amounts credited to his account under the plan in a lump-sum cash payment, in shares of our common stock or in up to 20 annual cash installments. Deferred stock option gains must be paid in shares of common stock. If a participant dies before the entire deferred amount has been distributed, the undistributed portion will be paid to the participant’s beneficiary. The benefits under the plan otherwise are not transferable by the participant.

In December 2004, the 2005 U.S. Bancorp Deferred Compensation Plan was established to comply with the expected provisions of the American Jobs Creation Act of 2004. The provisions of the 2005 plan are substantially similar to those under the 2004 plan, with the primary changes to the plan being those required to comply with the American Jobs Creation Act, including adding new restrictions that apply to distributions. In addition, the profit amount associated with U.S. Bancorp stock options or other equity awards cannot be deferred under the 2005 plan.

Summary Compensation Table

The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by our chief executive officer and each of our four other most highly compensated executive officers during fiscal year 2004. Also included is a former executive officer who left the company on February 1, 2005.

Summary Compensation Table

						Long-Term Compensation
	Annual Compensation					Restricted		Securities
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Other Annual Compensation ($)(2)		Stock Awards ($)(3)		Underlying Options (#)(4)	All Other Compensation ($)
Jerry A. Grundhofer	2004	1,100,042	4,200,000	214,976	(5)	[0]		1,720,149	8,200	(6)
Chairman and	2003	1,000,038	2,625,000	61,523	(5)	[0]		1,232,000	17,763
Chief Executive Officer	2002	1,000,038	1,500,000	67,144	(5)	5,023,980	(7)	678,583	14,459
Richard K. Davis	2004	565,647	1,200,000	—		0		519,010	8,200	(6)
President and Chief	2003	500,019	800,000	—		0		286,900	28,018
Operating Officer	2002	475,018	500,000	—		579,690	(8)	235,591	18,146
David M. Moffett	2004	525,020	1,000,000	—		0		370,722	8,200	(6)
Vice Chairman and	2003	500,019	750,000	—		0		260,000	10,622
Chief Financial Officer	2002	475,018	500,000	—		579,690	(8)	235,591	14,788
William L. Chenevich	2004	450,017	600,000	—		0		333,650	8,200	(6)
Vice Chairman	2003	450,017	550,000	—		648,600	(9)	167,800	8,000
	2002	425,016	450,000	—		493,810	(8)	206,394	16,661
Andrew Cecere	2004	375,014	500,000	—		0		237,262	8,200	(6)
Vice Chairman	2003	368,214	400,000	—		479,400	(9)	124,300	8,000
	2002	368,214	310,000	—		364,990	(8)	156,054	9,192
Edward Grzedzinski(10)	2004	605,023	610,000	—		0		0	0	(11)
Former Vice Chairman	2003	605,023	570,000	—		0		221,900	0
	2002	605,023	425,000	—		450,870	(8)	185,251	1,313

(1)                 Includes amounts deferred at the direction of the executive officer pursuant to the U.S. Bancorp 401(k) Savings Plan and the U.S. Bancorp Deferred Compensation Plan, if applicable.

(2)                 Perquisites totaling less than the smaller of $50,000 or 10% of the total salary and bonus for any of the executive officers have been omitted.

(3)                 The value of each executive officer’s restricted stock or restricted stock units included in this column is determined by multiplying the closing market price of our common stock on the respective dates of grant of the awards by the number of shares or units awarded. The named executive officers held shares of restricted stock or restricted stock units as of December 31, 2004, with market values as of that date (calculated by multiplying the closing market price of our common stock on that date by the total number of restricted shares or units held by each officer) as follows:  Mr. Grundhofer, 592,724 units valued at $18,564,116; Mr. Davis, 39,827 shares valued at $1,247,382; Mr. Moffett, 39,827 shares valued at $1,247,382; Mr. Chenevich, 58,827 shares valued at $1,842,462; Mr. Cecere 78,887 shares valued at $2,470,741; and Mr. Grzedzinski, 31,582 shares valued at $989,148. Mr. Grundhofer is also entitled to receive additional restricted stock units having a fair market value equal to the amount of dividends he would have received had he been awarded restricted stock instead of restricted stock units. The additional restricted stock units vest on the same basis as the restricted stock units granted in the underlying award. Messrs. Davis, Moffett, Chenevich, Cecere and Grzedzinski have the right to receive dividends on the shares of restricted stock held by them.

(4)                 Stock options reported in fiscal year 2004 were granted on January 18, 2005.

(5)                 Includes (a) car allowance of $12,000 in 2004, 2003 and 2002; (b) personal use of corporate aircraft, as required by U.S. Bancorp’s security policy, of $184,514 in 2004, $22,753 in 2003, and $26,142 in 2002; (c) tax reimbursement payments of $9,071 in 2004, 2003 and 2002; and (d) financial planning expenses of $7,136 in 2004, $13,610 in 2003, and $18,676 in 2002. In 2004 we utilized a new method of calculating the incremental cost to U.S. Bancorp of personal use of corporate aircraft, as required by U.S. Bancorp’s security policy.

(6)                 Consists of a matching contribution by U.S. Bancorp into the executive officer’s  account in the U.S. Bancorp 401(k) Savings Plan.

(7)                 Mr. Grundhofer was granted 234,000 restricted stock units on December 17, 2002. The grant vests four years from the date of grant. The restricted stock units are distributable in an equivalent number of shares of our common stock. The shares will be distributed in two equal installments on the first and second anniversary of the later of Mr. Grundhofer’s attaining the age of 62 or his retirement.

(8)                 On December 17, 2002, Mr. Davis was granted 27,000 shares of restricted stock, Mr. Moffett was granted 27,000 shares of restricted stock, Mr. Chenevich was granted 23,000 shares of restricted stock, Mr. Cecere was granted 17,000 shares of restricted stock, and Mr. Grzedzinski was granted 21,000 shares of restricted stock. All grants vest five years from the date of grant.

(9)                 On January 20, 2004, Mr. Chenevich was granted 23,000 shares of restricted stock and Mr. Cecere was granted 17,000 shares of restricted stock. These grants vest five years from the date of grant.

(10)             Mr. Grzedzinski’s employment with U.S. Bancorp terminated on February 1, 2005. He no longer served in the positions of Vice Chairman of U.S. Bancorp or Chairman, President and Chief Executive Officer of NOVA Information Systems, Inc. after November 4, 2004.

(11)             Under the terms of Mr. Grzedzinski’s employment agreement, after the termination of his employment on February 1, 2005, he received a cash payment of $3,695,833, which is equal to three times his 2004 base salary, 2004 bonus and a pro rata portion of his estimated 2005 bonus, and all of his unvested stock options and restricted stock vested immediately. In addition, as further required under Mr. Grzedzinski’s employment agreement, the estimated actuarial present value of his unvested supplemental and excess benefits under the non-qualified retirement plan will be paid to him in August 2005. The value of this payment will be approximately $3.3 million. Mr. Grzedzinski’s medical and certain other benefits will be continued until the earlier of three years after the termination date, his acceptance of employment with another employer, or his otherwise obtaining coverage.

Option Grants in Last Fiscal Year

For fiscal 2004, we provided all of the long-term incentive compensation to our executive officers in the form of stock options. The following table provides information on the stock options granted in January 2005 relating to fiscal 2004 performance to the executive officers named above in the Summary Compensation Table. During fiscal 2003, we significantly revised the structure of our long-term incentive compensation to include restricted stock grants and long-term cash incentive awards. As a result, both the number of option shares granted and the number of participants receiving options were significantly reduced compared to prior years. The number of participants in 2004 was approximately 1,400, compared to approximately 930 and 5,300 in 2003 and 2002, respectively. The number of stock options granted as part of the annual long-term incentive awards was approximately 6.69 million shares in 2004, compared to 7.75 million shares and 24.15 million shares in 2003 and 2002, respectively.

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)(2)
Jerry A. Grundhofer	1,720,149	14.4%	$30.40	01/18/15	$11,600,000
Richard K. Davis	519,010	4.4%	$30.40	01/18/15	$3,500,000
David M. Moffett	370,722	3.1%	$30.40	01/18/15	$2,500,000
William L. Chenevich	333,650	2.8%	$30.40	01/18/15	$2,250,000
Andrew Cecere	237,262	2.0%	$30.40	01/18/15	$1,600,000
Edward Grzedzinski	0	0	—	—	0

(1)                 These options were granted on January 18, 2005 for 2004 performance and vest at 25% per year on the anniversary of the grant date.

(2)                 The Black-Scholes option pricing model was used to estimate the grant date value of the options in this table. Use of this model should not be construed as an endorsement of the accuracy of this model. All stock option pricing models require predictions about the future movement of the stock price. The assumptions used to develop the grant date valuations were: risk-free rate of return of 3.6%, dividend rate of 3.5%, volatility rate of 29.33%, quarterly reinvestment of dividends, and an average term of 5.4 years. No adjustments have been made for non-transferability or risk of forfeiture. The real value of the options in this table will depend on the actual performance of our common stock during the applicable period and the fair market value of our common stock on the date the options are exercised.

Aggregated Option Exercises in Fiscal Year 2004 and Fiscal Year-End Option Values

The following table summarizes information with respect to stock option exercises by the executive officers named in the Summary Compensation Table during fiscal year 2004 and the value of stock options held by these officers at the end of fiscal year 2004.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

	Shares Acquired on Exercise		Value Realized		Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)(2)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)(3)
	(#)		($)(1)		Exercisable	Unexercisable	Exercisable	Unexercisable
Jerry A. Grundhofer	1,416,835	(4)	33,060,705	(4)	4,831,130	1,992,637	54,628,418	11,550,906
Richard K. Davis	3,753		93,766		2,057,395	529,036	23,521,927	3,344,983
David M. Moffett	20,136	(5)	425,715	(5)	1,815,763	502,136	17,778,002	3,269,125
William L. Chenevich	65,442		615,148		771,460	388,038	5,377,737	2,793,947
Andrew Cecere	50,000		469,995		561,479	338,245	3,440,248	2,510,074
Edward Grzedzinski	—		—		586,209	540,804	5,983,790	3,833,899

(1)                 Value determined by subtracting the exercise price per share from the market value per share of our common stock on the date of exercise.

(2)                 Does not include shares underlying options granted on January 18, 2005, in respect of 2004 performance.

(3)                 Value determined by subtracting the exercise price per share from $31.32, the per share value of our common stock on the last day of fiscal year 2004.

(4)                 Includes options cancelled in exchange for Deferred Compensation Plan participation as follows: (a) 329,491 options cancelled on January 14, 2004, for participation valued at $7,701,918; (b) 342,312 options cancelled on April 27, 2004, for participation valued at $7,682,200; (c) 101,360 options cancelled on October 26, 2004, for participation valued at $2,488,601; and (d) 443,672 options cancelled on November 11, 2004, for participation valued at $10,387,426.

(5)                 Includes 19,706 options cancelled on February 8, 2004, in exchange for Deferred Compensation Plan participation valued at $416,632.

Defined Benefit Pension Plans

Compensation in the form of payments from our non-contributory defined benefit pension plans is not reflected in the compensation tables above. Effective January 1, 2002, we established a new non-contributory defined benefit plan, which we call the “U.S. Bancorp Pension Plan,” created through the merger of the former U.S. Bancorp’s career average pay defined benefit plan, known as the “Cash Balance Pension Plan,” which also contained final average pay components, and the former Firstar Corporation’s non-contributory defined benefit plan, which contained both career average pay and final average pay components. Under the new plan, benefits are calculated using a final average pay formula, based upon the employee’s years of service and average salary during the five consecutive years of service in which compensation was the highest during the 10 years prior to retirement, with a normal retirement age of 65. Substantially all employees are eligible to receive benefits under the U.S. Bancorp Pension Plan. Participation requires one year of service with U.S. Bancorp or its affiliates, and vesting of benefits under the plan requires five years of service.

Although no new benefits will be accrued under the Cash Balance Pension Plan and the former Firstar Corporation’s plan for service after 2001, benefits previously earned under those plans have been preserved and will be part of a retiree’s total retirement benefit. In order to preserve the relative value of benefits that use the final average pay formula, subsequent changes in compensation (but not in service) may increase the amount of those benefits.

The following table indicates estimated annual benefits payable under the U.S. Bancorp Pension Plan upon a participant’s retirement, based on specified compensation and years of service, and assuming that all of a participant’s service to U.S. Bancorp is under the U.S. Bancorp Pension Plan and includes no service under the former plans.

Estimated Annual Retirement Benefits—U.S. Bancorp Pension Plan

	Years of Service
Average Annual Compensation	10	15	20	25	30	35	40
$ 125,000	$13,590	$20,385	$27,180	$33,975	$40,770	$47,565	$54,360
150,000	16,740	25,110	33,480	41,850	50,220	58,590	66,960
175,000	19,890	29,835	39,780	49,725	59,670	69,615	79,560
200,000	23,040	34,560	46,080	57,600	69,120	80,640	92,160
225,000	26,190	39,285	52,380	65,475	78,570	91,665	104,760
250,000	29,340	44,010	58,680	73,350	88,020	102,690	117,360
300,000	35,640	53,460	71,280	89,100	106,920	124,740	142,560
400,000	48,240	72,360	96,480	120,600	144,720	168,840	192,960
600,000	73,440	110,160	146,880	183,600	220,320	257,040	293,760
800,000	98,640	147,960	197,280	246,600	295,920	345,240	394,560
1,000,000	123,840	185,760	247,680	309,600	371,520	433,440	495,360
1,250,000	155,340	233,010	310,680	388,350	466,020	543,690	621,360
1,500,000	186,840	280,260	373,680	467,100	560,520	653,940	747,360
1,750,000	218,340	327,510	436,680	545,850	655,020	764,190	873,360
2,000,000	249,840	374,760	499,680	624,600	749,520	874,440	999,360
2,300,000	287,640	431,460	575,280	719,100	862,920	1,006,740	1,150,560
2,600,000	325,440	488,160	650,880	813,600	976,320	1,139,040	1,301,760
2,900,000	363,240	544,860	726,480	908,100	1,089,720	1,271,340	1,452,960
3,200,000	401,040	601,560	802,080	1,002,600	1,203,120	1,403,640	1,604,160
3,500,000	438,840	658,260	877,680	1,097,100	1,316,520	1,535,940	1,755,360
3,800,000	476,640	714,960	953,280	1,191,600	1,429,920	1,668,240	1,906,560
4,100,000	514,440	771,660	1,028,880	1,286,100	1,543,320	1,800,540	2,057,760

The benefits indicated on this table were estimated using the five-year average compensation amount shown above. For purposes of this table, annual compensation includes a participant’s total cash compensation, and the benefits are computed as a single life annuity with 120 guaranteed monthly payments. The estimated benefits in the shaded area do not reflect the $205,000 federal compensation limit for non-contributory defined benefit plans or the $165,000 federal limit on annual benefits. As discussed below, benefits related to compensation above these limits will be earned under our non-qualified retirement plan. The actual benefits payable under the U.S. Bancorp Pension Plan will take these limits into account and will be adjusted accordingly. One part of the formula for calculating benefits under the U.S. Bancorp Pension Plan is integrated with Social Security benefits.

Messrs. Grundhofer, Davis, Moffett and Chenevich earned benefits under the former Firstar Corporation’s plan that will be included in their ultimate retirement benefits. Mr. Cecere earned benefits under the former U.S. Bancorp Cash Balance Pension Plan that will be included in his ultimate retirement benefits. The combined benefits payable under these prior plans and the new U.S. Bancorp Pension Plan can be reasonably estimated for these individuals, except Mr. Cecere, by combining their credited service under the prior plans with their credited service under the U.S. Bancorp Pension Plan and applying the table as if all benefits were earned under the U.S. Bancorp Pension Plan. For Mr. Cecere, the combined benefits are calculated in the same manner except that his benefit would be approximately 80% of the amounts shown. For purposes of computing total, combined retirement benefits, as of December 31, 2004, Mr. Grundhofer had twelve years of credited service; Mr. Davis, eleven years; Mr. Moffett, eleven years; Mr. Chenevich, six years; and Mr. Cecere, nineteen years.

Non-Qualified Retirement Plan

Federal laws limit the amount of compensation we may consider when determining benefits payable under qualified defined benefit pension plans. We also maintain a non-contributory, non-qualified retirement plan that pays the additional pension benefits that would have been payable under our current and prior qualified defined benefit pension plans if the federal limits were not in effect. Amounts payable under our non-qualified retirement plan due to legislated limits on benefits and compensation are included in the table above.

All of our executive officers, including Messrs. Grundhofer, Davis, Moffett, Chenevich and Cecere, are eligible for an additional benefit that augments benefits under the U.S. Bancorp Pension Plan, the non-qualified retirement plan and certain other prior employer plans. The additional benefit ensures that eligible executives receive upon retirement a guaranteed total retirement benefit based on a percentage of the executive’s final average compensation. For purposes of this additional benefit, final average compensation includes annual base salary, annual bonuses and other compensation awards as determined by the Compensation Committee. Eligibility for these additional benefits is determined by the Compensation Committee based on individual performance and level of responsibility. Vesting of the additional benefit is generally subject to certain conditions, including that an executive officer provide a certain number of years of service determined by the Compensation Committee. Each of Messrs. Grundhofer, Davis and Moffett is eligible for an amount of total retirement benefits at age 62 equal to 60% of his average compensation during his final five years of service, and each is fully vested in these retirement plan benefits. Mr. Chenevich is eligible for an amount of total retirement benefits at age 65 equal to 55% of his average compensation during his final five years of service. Mr. Cecere is eligible for an amount of total retirement benefits at age 65 equal to 55% of the average compensation during his final three years of service, reduced by his estimated retirement benefits from Social Security. Mr. Cecere becomes fully vested in the additional benefit at age 60, with his vesting percentage increasing on a pro rata basis up to that age. Due to the termination of his employment with U.S. Bancorp, Mr. Grzedzinski is not eligible to receive benefits under the non-qualified plan. However, under the terms of Mr. Grzedzinski’s employment agreement, he will receive a payment in August 2005 of approximately $3.3 million, which is the estimated actuarial present value of the unvested benefits he would have received under this plan based on his average compensation prior to his termination.

The Compensation Committee has determined that the $5.6 million value of the restricted stock units granted to Mr. Grundhofer under his employment agreement will be included as eligible earnings in the calculation of his final average compensation at the time the restricted stock units vest. This benefit was granted under his employment agreement by the Compensation Committee as partial consideration for the non-competition and other restrictive covenants contained in the agreement and to provide long-term compensation and retention incentives. The amount representing his annual bonus that will be included in his final average compensation will be the average during the five-year period of 175% of his annual base salary, without regard to the amount of actual bonus earned. If Mr. Grundhofer’s employment with U.S. Bancorp terminates prior to December 31, 2006, for any reason other than death, disability, a termination by U.S. Bancorp without “cause” (as defined in the agreement), or a termination by him for “good reason” (as defined in the agreement), then the amount representing his annual bonus will be the average during the applicable five-year period of 175% of his annual base salary per year for the calendar years commencing with 2002 through the date of his termination, and 100% of his annual base salary per year for years prior to 2002. His employment agreement provides for the granting of past employer service credit for vesting purposes, but not for determining benefits, under our non-qualified retirement plan. Based on these past employer service credits, Mr. Grundhofer’s interests in the non-qualified retirement plan are fully vested.

The additional benefits paid to executive officers are reduced by the amount of the benefits payable under our qualified defined benefit pension plans and the replacement benefits payable under our non-qualified retirement plan. For the executive officers that are eligible for a 60% additional retirement benefit, the amount of additional benefits payable can be estimated using the following table, and for executive officers who are eligible for a 55% additional retirement benefit, the amount of additional benefits payable can be estimated at (i) 89% of the amounts in the following table for executive officers with between ten and fifteen years of service, (ii) 85% of the amounts in the following table for executive officers with between sixteen and twenty-five years of service; (iii) 75% of the amounts in the following table for executive officers with between twenty-six and thirty-five years of service and (iv) 50% of the amounts in the following table for executive officers with between thirty-six and forty years of service.

Estimated Annual Retirement Benefits—Additional Benefits

	Years of Service
Average Annual Compensation	10	15	20	25	30	35	40
$ 125,000	$61,410	$54,615	$47,820	$41,025	$34,230	$27,435	$20,640
150,000	73,260	64,890	56,520	48,150	39,780	31,410	23,040
175,000	85,110	75,165	65,220	55,275	45,330	35,385	25,440
200,000	96,960	85,440	73,920	62,400	50,880	39,360	27,840
225,000	108,810	95,715	82,620	69,525	56,430	43,335	30,240
250,000	120,660	105,990	91,320	76,650	61,980	47,310	32,640
300,000	144,360	126,540	108,720	90,900	73,080	55,260	37,440
400,000	191,760	167,640	143,520	119,400	95,280	71,160	47,040
600,000	286,560	249,840	213,120	176,400	139,680	102,960	66,240
800,000	381,360	332,040	282,720	233,400	184,080	134,760	85,440
1,000,000	476,160	414,240	352,320	290,400	228,480	166,560	104,640
1,250,000	594,660	516,990	439,320	361,650	283,980	206,310	128,640
1,500,000	713,160	619,740	526,320	432,900	339,480	246,060	152,640
1,750,000	831,660	722,490	613,320	504,150	394,980	285,810	176,640
2,000,000	950,160	825,240	700,320	575,400	450,480	325,560	200,640
2,300,000	1,092,360	948,540	804,720	660,900	517,080	373,260	229,440
2,600,000	1,234,560	1,071,840	909,120	746,400	583,680	420,960	258,240
2,900,000	1,376,760	1,195,140	1,013,520	831,900	650,280	468,660	287,040
3,200,000	1,518,960	1,318,440	1,117,920	917,400	716,880	516,360	315,840
3,500,000	1,661,160	1,441,740	1,222,320	1,002,900	783,480	564,060	344,640
3,800,000	1,803,360	1,565,040	1,326,720	1,088,400	850,080	611,760	373,440
4,100,000	1,945,560	1,688,340	1,431,120	1,173,900	916,680	659,460	402,240

The additional benefits will be calculated as an annuity commencing at age 62 or age 65, as applicable. The amounts in the table assume that the annuity is taken as a single life annuity with 120 guaranteed monthly payments, offset by the benefits payable under our qualified defined benefit pension plans and the replacement benefits payable under our non-qualified retirement plan, which amounts are included in the U.S. Bancorp Pension Plan table above. The additional benefits also are subject to offsets for certain benefits provided by former employers.

STOCK PERFORMANCE CHART

The following chart compares the cumulative total shareholder return on our common stock during the five years ended December 31, 2004, with the cumulative total return on the Standard & Poor’s 500 Commercial Bank Index and the Standard & Poor’s 500 Index. The comparison assumes $100 was invested on December 31, 1999 in U.S. Bancorp common stock and in each of the foregoing indices and assumes the reinvestment of all dividends.

Total Return

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

During fiscal year 2004, the following individuals served as members of our Compensation Committee:  Linda L. Ahlers, Peter H. Coors, David B. O’Maley, Thomas E. Petry, Patrick T. Stokes and John J. Stollenwerk. None of these individuals, including those currently serving on the Compensation Committee, has ever served as an officer or employee of U.S. Bancorp or any of our subsidiaries. Certain transactions between U.S. Bancorp and Mr. O’Maley are disclosed below under the caption “Loans to Directors and Executive Officers.”

Loans to Directors and Executive Officers

During fiscal year 2004, U.S. Bancorp had an outstanding loan with one of our directors, David B. O’Maley. The loan was used by Mr. O’Maley to invest in the U.S. Bancorp Piper Jaffray ECM Fund II during fiscal year 2001. Mr. O’Maley repaid this loan in full in February 2004, and the highest outstanding balance on the loan at any time during 2004 was $20,542.96. The terms of the loan required annual interest payments, commencing December 31, 2002, on the principal balance outstanding from time to time at an annual rate of 2.25 basis points over one-month LIBOR, with maturity at December 31, 2008.

Other Transactions

During 2004, U.S. Bancorp and our banking and investment subsidiaries engaged in transactions in the ordinary course of business with some of our directors and the entities with which they are associated. All loans, loan commitments and sales of notes and other banking services in connection with these transactions were made in the ordinary course of business, on substantially the same terms, including current interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. United Medical Resources, Inc., of which Victoria Buyniski Gluckman is Chairman, President, Chief Executive Officer and 100% shareholder, serves as a third-party administrator for U.S. Bancorp’s dental benefits plan applicable to certain employees. During fiscal year 2004, U.S. Bancorp paid $191,487 to United Medical in connection with its services. This transaction was conducted at arms’ length in the ordinary course of business.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the financial statements of U.S. Bancorp, compliance by U.S. Bancorp with legal and regulatory requirements, and the independence and performance of U.S. Bancorp’s internal and external auditors.

The consolidated financial statements of U.S. Bancorp for the year ended December 31, 2004, were audited by Ernst & Young LLP, independent auditors for U.S. Bancorp.

As part of its activities, the Committee has:

1.                Reviewed and discussed with management the audited financial statements of U.S. Bancorp;

2.                Discussed with the independent auditors the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees), Statement of Auditing Standards No. 99 (Consideration of Fraud in a Financial Statement Audit), and under the Securities and Exchange Commission, U.S. Public Company Accounting Oversight Board and New York Stock Exchange rules;

3.                Received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and

4.                Discussed with the independent auditors their independence.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements of U.S. Bancorp for the year ended December 31, 2004, be included in U.S. Bancorp’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of U.S. Bancorp

Warren R. Staley, Chair	Craig D. Schnuck
Linda L. Ahlers	John J. Stollenwerk
Richard G. Reiten

Audit Fees

The aggregate fees billed to us by Ernst & Young LLP for the audit of our consolidated financial statements included in our Annual Report on Form 10-K for 2004 and 2003, reviews of our financial statements included in each of our Quarterly Reports on Form 10-Q for fiscal years 2004 and 2003, and audits of financial statements of our subsidiaries required by regulation for the fiscal years ended December 31, 2004 and 2003, were $4.8 million and $2.8 million, respectively. Of that amount, $0.3 million in 2004 and $0.8 million in 2003 related to procedures required by regulators, comfort letters, consents and assistance provided with our regulatory filings.

Audit-Related Fees

The aggregate fees billed for audit-related services provided to us by Ernst & Young LLP during 2004 and 2003 were $0.6 million and $1.0 million, respectively. Such fees represent services including audits of pension and other employee benefit plan financial statements, audits of the financial statements of certain of our subsidiaries and affiliated entities, and reviews of internal controls not related to the audit of our consolidated financial statements.

Tax Fees

The aggregate fees billed for tax compliance, including the preparation of and assistance with federal, state and local income tax returns, sales and use filings, foreign and other tax compliance, provided to us by Ernst & Young LLP during 2004 and 2003 were $5.8 million and $5.1 million, respectively. The aggregate fees billed for tax planning and other tax services provided to us by Ernst & Young LLP during 2004 and 2003 were $2.9 million and $2.0 million, respectively. Included in other tax services was $1.8 million for services associated with completing business acquisitions in 2004 and $1.0 million for the divestiture of a brokerage subsidiary in 2003.

All Other Fees

The aggregate fees billed for all other services provided to us by Ernst & Young LLP were zero during 2004 and $0.4 million during 2003. The fee amounts in 2003 were for professional services provided primarily in connection with acquisition integration activities.

Administration of Engagement of Independent Auditors

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditors. The Audit Committee has established a policy for pre-approving the services provided by our independent auditors in accordance with the auditor independence rules of the Securities and Exchange Commission. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by the independent auditors and an annual review of the financial plan for audit fees. To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by the independent auditors and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent auditors during the year.

As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our Controller or Chief Risk Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditors.

All of the services provided by the independent auditors in 2004 and 2003, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

PROPOSAL 2—RATIFICATION OF SELECTION OF AUDITORS

Ernst & Young LLP began serving as our external auditors for the fiscal year ended December 31, 2003. The Audit Committee has selected Ernst & Young LLP as our external auditors for the fiscal year ending December 31, 2005.

While we are not required to do so, U.S. Bancorp is submitting the selection of Ernst & Young LLP to serve as our external auditors for the fiscal year ending December 31, 2005, for ratification in order to ascertain the views of our shareholders on this appointment. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer shareholder questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditors of U.S. Bancorp and our subsidiaries for the fiscal year ending December 31, 2005. Proxies will be voted FOR ratifying this selection unless otherwise specified.

PROPOSAL 3—AMENDMENT OF OUR RESTATED CERTIFICATE OF INCORPORATION
TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS

Our Board of Directors has approved certain amendments to our restated certificate of incorporation to eliminate the requirement for a vote of 80% of our outstanding shares of common stock to approve certain matters submitted to our shareholders. The matters requiring this supermajority vote consist of approval of (a) amendments to the provisions of the restated certificate of incorporation governing the number, classes, terms and replacement of our directors, and (b) certain business transactions between U.S. Bancorp and a 10% shareholder.

Under Delaware law, the proposed amendments would reduce the 80% voting requirement on these matters to a majority of the outstanding shares. Except as otherwise required by Delaware law, other matters submitted to a vote of our shareholders would continue to require the approval of a majority of a quorum (defined under our bylaws as not less than one-third of the shares entitled to vote at a shareholders’ meeting). As part of its continuing review of corporate governance, the Governance Committee of the Board determined that the proposed amendments to eliminate the supermajority voting requirements are advisable and recommended their approval by the Board of Directors. The Board recommends that you approve these amendments.

Supermajority Provisions Relating to Classified Board

Article Sixth of our restated certificate of incorporation provides for a “classified board” (sometimes called a “staggered board”). Under these classified board provisions, our Board of Directors is divided into three classes, and the members of each class are elected to serve three-year terms with the terms of office for each class ending in consecutive years. Article Sixth also provides that the number of directors will not be less than 12 or more than 30. In addition, Article Sixth provides that certain vacancies on the Board may be filled by a majority vote of the remaining directors. The provisions of Article Sixth may not be amended (except for certain amendments reducing the size of the Board) or repealed without the affirmative vote of at least 80% of our outstanding shares.

The classified board provisions of Article Sixth were intended to prevent a hostile acquirer from replacing all or a majority of our directors at a shareholder meeting or in a proxy fight. The supermajority vote requirement of Article Sixth was originally included to “lock in” the classified board and other related provisions of this article. However, the Board has now determined that, should the Board in the future approve an amendment to Article Sixth to eliminate the classified board, the U.S. Bancorp shareholders should be able to approve such amendment with a vote of the majority of shares of common stock outstanding rather than the 80% supermajority vote.

The amendment to our restated certificate of incorporation would be effected by the deletion of the last paragraph of Article Sixth, which contains the supermajority provisions.

Supermajority Provisions Relating to Transactions with Related Persons

Article Eighth of our restated certificate of incorporation requires the affirmative vote of at least 80% of our outstanding shares to approve certain transactions between U.S. Bancorp and a “related person” (defined as a 10% shareholder of U.S. Bancorp). The last paragraph of Article Eighth provides that this article may not be amended or repealed in any respect without the affirmative vote of at least 80% of our outstanding shares.

The 80% vote requirement does not apply to the approval of a transaction with an interested person, if (a) such a transaction is approved by our “continuing directors” (defined as directors whose election or nomination for election was approved by previous incumbent directors) or (b) all of the following conditions are satisfied:

•        The transaction is a business combination in which the consideration received by our shareholders is at least equal to the related person’s “highest common stock purchase price” (defined as the highest price paid by the related person for a share of common stock in the transaction that resulted in the related person becoming a related person or within the one-year period prior to such transaction);

•        After the related person became a related person and prior to the consummation of the business combination transaction with U.S. Bancorp, such related person did not acquire any additional shares of common stock; and

•        The related person has not (i) received the benefit of any loans, advances or other financial assistance from U.S. Bancorp, (ii) caused any material change in U.S. Bancorp’s business or equity capital structure or (iii) caused U.S. Bancorp to fail to declare and pay quarterly cash dividends on its common stock on a basis at least equal to cash dividends paid immediately prior to the date on which the related person became a related person.

Article Eighth was designed to protect shareholders in the event of certain types of unsolicited attempts to acquire control of U.S. Bancorp. In the case of a tender offer, a bidder may launch an offer to acquire a majority of the shares of a corporation and, if successful, then propose another transaction to acquire the remainder of the corporation’s outstanding shares. Under Article Eighth, any such transaction to acquire the remaining shares must be approved by at least 80% of our outstanding shares, unless the transaction is approved by our continuing directors or all of the above conditions are satisfied.

After careful consideration, the Board of Directors has concluded that it is in the best interests of our shareholders to remove Article Eighth from our restated certificate of incorporation. In part, the Board concluded that the elimination of Article Eighth will not adversely affect U.S. Bancorp because we will continue to be protected from hostile takeovers by Section 203 of the Delaware General Corporation Law and our shareholder rights plan (both of which are described below), and because of the Board’s belief that the likelihood of such a takeover occurring is less than when Article Eighth was adopted.

The amendment to our restated certificate of incorporation would be effected by the deletion of Article Eighth in its entirety.

Section 203 of the Delaware General Corporation Law

As in the case of Article Eighth, Section 203 addresses the problem of abusive takeover attempts by preventing certain business combinations of a corporation with “interested shareholders.”  Section 203 defines an “interested shareholder” as any person (other than the corporation and any majority-owned subsidiary of the corporation) that (a) is the owner of 15% or more of the outstanding voting stock of the corporation or (b) is an affiliate of the corporation and was an owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date a determination is sought on whether such person is an interested shareholder.

Section 203 prohibits business combinations with interested shareholders within three years after such shareholders become interested, unless (a) the business combination is approved by the board of directors before the person becomes an interested shareholder, (b) the interested shareholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that made such person an interested shareholder or (c) the business combination is approved by the board of directors and by the holders of at least 66-2/3% of the corporation’s outstanding voting stock, excluding shares owned by the interested shareholder. Section 203 is intended to have a deterrent effect on the ability of a person to acquire a substantial block of a corporation’s voting stock and to attempt to gain control of the corporation without negotiating directly with its board.

Shareholder Rights Plan

In addition to the protection provided by Section 203, U.S. Bancorp has a shareholder rights plan designed to preserve long-term shareholder value by discouraging hostile takeovers of U.S. Bancorp. Under the plan, each share of common stock includes the right to purchase a fraction of a share of preferred stock. The rights become exercisable in the event a person acquires 10% or more of our outstanding common stock or commences a tender offer. If the rights become exercisable, each right (other than rights held by the acquiring person) entitles the holder to acquire common stock (or, in certain circumstances, securities of the acquiring person) having a then current market value of twice the exercise price of the right. The dilutive effect on the rights of the acquiring person is intended to encourage the acquiring person to negotiate with our Board of Directors. If the Board believes a proposed acquisition is in the best interests of U.S. Bancorp and our shareholders, the Board may amend the plan or redeem the rights for a nominal amount in order to permit the acquisition to be completed. The Board supports the proposed amendments eliminating the 80% voting requirements in part because of the protection from hostile takeovers provided by our shareholder rights plan.

Effective Date of the Amendments

If approved by our shareholders, the amendments to our restated certificate of incorporation to eliminate the supermajority voting provisions will become effective upon filing an appropriate certificate with the Delaware Secretary of State.

Vote Required

Approval of the amendments requires the affirmative vote of 80% of the outstanding shares of our common stock entitled to vote at the meeting.

Board of Directors’ Recommendation

The Board of Directors recommends that you vote FOR amendment of our restated certificate of incorporation to eliminate the supermajority provisions. Proxies will be voted FOR the amendments unless otherwise specified.

PROPOSAL 4—SHAREHOLDER PROPOSAL REGARDING PERFORMANCE-VESTING SHARES

The Board of Directors unanimously recommends that you vote AGAINST the shareholder proposal set forth below.

Shareholder Proposal

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington D.C. 20006, the owner of 1,200 shares of our common stock, has advised us that it plans to introduce the following resolution at the annual meeting. In accordance with rules of the Securities and Exchange Commission, the text of the AFL-CIO Reserve Fund’s resolution and supporting statement is printed verbatim from its submission.

RESOLVED, that the shareholders of U.S. Bancorp (the “Company”) urge the Board of Directors to adopt a policy that a significant portion of future equity compensation grants to senior executives shall be shares of stock that require the achievement of performance goals as a prerequisite to vesting (“performance-vesting shares”).

This policy shall apply to existing employment agreements and equity compensation plans only if the use of performance-vesting shares can be legally implemented by the Company, and will otherwise apply to the design of all future plans and agreements.

The reasons given by the AFL-CIO Reserve Fund for the resolution are as follows:

We believe that our Company’s compensation policies should encourage the ownership of stock by senior executives in order to align their interests with those of shareholders. To achieve this goal, we favor granting senior executives actual shares of stock for meeting specified performance goals. In our opinion, performance-vesting shares are a better form of equity compensation than fixed-price stock options or time-vesting restricted stock.

Fixed-price stock option grants provide senior executives with incentives that may not be in the best interests of long-term shareholders. In our view, stock option grants promise executives all the benefit of share price increases with none of the risk of share price declines. Stock options can reward short-term decision-making because many executives’ options can be exercised just one year after the grant date. Furthermore, we believe that stock options can create a strong incentive to manipulate a company’s stock price through questionable or even fraudulent accounting.

Leading investors and regulators have questioned the use of stock options to compensate executives. Berkshire Hathaway CEO Warren Buffet has characterized fixed-price stock options as “really a royalty on the passage of time.”  Federal Reserve Chairman Alan Greenspan blamed poorly-structured options for the ‘infectious greed’ of the 1990s, because “they failed to properly align the long-term interests of shareholders and managers.”

Similarly, we oppose granting executives time-vesting restricted stock that does not include any performance requirements. In our view, time-vesting restricted stock rewards tenure, not performance. Instead, we believe vesting requirements should be tailored to measure each individual executive’s performance through disclosed benchmarks, in addition to the Company’s share price. To align their incentives with those of long-term shareholders, we also believe that senior executives should be required to hold a significant portion of these performance-vesting shares for as long as they remain executives of the Company.

Executive compensation consultant Pearl Meyer has said “if a company is going to issue restricted stock grants as a way of making sure executives are owners rather than optionees, the grant should be earned on a performance basis—it shouldn’t be just a giveaway.”  Former SEC Chairman Richard Breeden has stated that “there is not a strong reason for granting restricted stock rather than simply paying cash unless there are performance hurdles to vesting.”

Board of Directors’ Recommendation

All of the members of your Board of Directors recommend that you vote AGAINST this proposal. The Board believes that this proposal would be harmful to U.S. Bancorp and our shareholders for the following reasons:

Our Board and Compensation Committee support the concept of performance-based compensation arrangements as an important component of executive compensation. U.S. Bancorp’s compensation approach for executives historically has emphasized incentive-based compensation over salary. However, for the reasons described below, the Board believes that adopting a policy requiring a significant portion of future equity compensation grants to senior executives to be performance-based restricted stock would unduly restrict the Compensation Committee’s choice of compensation alternatives. Therefore, the Board does not believe the proposal is in the best interests of our shareholders.

Our Board believes that the Compensation Committee’s approach already provides appropriate links between executive compensation and U.S. Bancorp’s performance and aligns the interests of executives with those of shareholders. Our Compensation Committee believes that time-vesting stock options and restricted stock are forms of incentive compensation that are inherently performance-based, since their eventual value to the recipient is directly linked to the stock price, which is largely driven by corporate performance. The compensation structure selected by the Compensation Committee for senior management in the past several years has emphasized stock-based over cash compensation, and members of senior management with the required tenure hold shares of company stock in excess of the Company’s stock ownership guidelines for executives, which generally require ownership of stock valued at four times base salary for members of senior management (five times for the CEO).

The Compensation Committee, which is composed entirely of independent directors, uses outside consulting firms to help it design each year’s total compensation package for senior executives in a manner that will provide appropriate incentives to management while remaining competitive with the compensation packages offered by companies with which we compete for management talent. The compensation limitations and requirements contained in the proposal are inconsistent with practices at many other companies. If we implement the policy called for in the shareholder proposal, our compensation program could compare less favorably to the programs of comparable companies, putting us at a disadvantage in relation to our competitors when it comes to recruiting and retaining the most qualified executives.

The Compensation Committee reviews, approves and oversees all of the policies under which compensation is paid to our senior executives. The Board believes that it is important to preserve the flexibility of its compensation program so that the Compensation Committee can choose incentives that best balance the variety of goals that U.S. Bancorp seeks to pursue through its compensation arrangements. The Committee has at times granted equity awards to senior executives that contain a performance-vesting acceleration component, and it retains the flexibility to grant equity awards containing these and other performance-based features in the future. In choosing the type of equity compensation program to use for its executives, the Compensation Committee must consider a variety of factors, such as the performance goals established for management, tax consequences of various arrangements and competitive practice. The proposal would unduly limit the Compensation Committee’s flexibility by requiring that a substantial portion of equity compensation be in one particular form. This is not in the best interests of our shareholders.

The Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you vote in favor of it.

PROPOSAL 5—SHAREHOLDER PROPOSAL TO PROHIBIT TAX AND
OTHER NON-AUDIT WORK BY INDEPENDENT AUDITORS

The Board of Directors unanimously recommends that you vote AGAINST the shareholder proposal set forth below.

Shareholder Proposal

The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue N.W., Washington D.C. 20001, the owner of 30,900 shares of our common stock, has advised us that it plans to introduce the following resolution at the annual meeting. In accordance with rules of the Securities and Exchange Commission, the text of the United Brotherhood of Carpenters Pension Fund’s resolution and supporting statement is printed verbatim from its submission.

RESOLVED, that the shareholders of U.S. Bancorp (“Company”) request that the Board of Directors and its Audit Committee adopt a policy stating that the public accounting firm retained by our Company to audit the Company’s financial statements will perform only “audit” and “audit-related” work for the Company and not perform services generating “tax fees” and “all other fees” as categorized under U.S. Securities and Exchange Commission (“SEC”) regulations.

The reasons given by the United Brotherhood of Carpenters Pension Fund for the resolution are as follows:

The issue of auditor independence has been a major concern for investors and the markets since the demise of Enron. In response to numerous incidences of accounting fraud that shook the foundations of the corporate financial auditing and reporting system, both Congress and the SEC have responded with important reforms.

The Sarbanes-Oxley Act was a strong effort to address various aspects of the auditor independence issue. Sarbanes-Oxley enhanced the role of board audit committees in retaining and monitoring audit firms, while limiting the types of non-audit services that audit firms are permitted to perform for audit clients. The SEC followed up with enhanced reporting requirements (Release No. 33-8183, May 6, 2003) that provide investors better insight into the range of services beyond audit services for which an audit firm is being utilized. The following categories of service fees must be reported:  (1) Audit Fees; (2) Audit-Related Fees; (3) Tax Fees, and (4) All Other Fees.

We believe important steps have been taken to protect auditor independence, but we also believe more needs to be done. Congress and the SEC have acted. Now we think it is important that shareholders use the enhanced disclosure to protect the integrity of the financial reporting system.

Fee disclosures indicate that our Company paid the firm retained to audit the Company’s financial statements more for non-audit services than for the audit work. Specifically, our Company paid more in combined fees for “audit-related,” ($1,000,000), “tax” ($7,100,000) and “all other” ($400,000) work performed by the audit firm than it did for the “audit” work ($2,800,000) performed by the firm. We believe that when the fees paid to the audit firm for the three categories of non-audit services exceed the fees for performing audit services, the independence necessary to perform the audit is at risk.

To address this threat to auditor independence, the proposal presents a straightforward and effective response. Our proposal seeks to reduce the overall fees paid to the audit firm for other than audit work. Specifically, the proposal calls for an elimination of fees paid for tax and “all other” services, since those services bear no direct relationship to the performance of the audit. The proposal does not however call for the elimination of “audit-related” services being provided by the audit firm. We believe that limiting the audit firm to providing only audit and audit-related services would address the unhealthy fee imbalance identified above and be another positive step in protecting auditor independence.

We urge your support for this reasonable measure to advance auditor independence.

Board of Directors’ Recommendation

All of the members of your Board of Directors recommend that you vote AGAINST this proposal. The Board believes that this proposal would be harmful to U.S. Bancorp and our shareholders for the following reasons:

The integrity of our financial statements is of supreme importance to U.S. Bancorp. In the wake of the recent corporate scandals involving public companies, Congress, the New York Stock Exchange, the SEC and the U.S. Public Company Accounting Oversight Board (the “PCAOB”) have each adopted carefully crafted requirements intended to ensure auditor independence, and U.S. Bancorp and its external auditors are in full compliance with these requirements.

The Sarbanes-Oxley Act of 2002 prohibits our external auditor from providing to us certain specified non-audit services that Congress believed pose the greatest risk to the independence of the external auditor. Any other non-audit services may be provided by the external auditor without jeopardizing its independence, so long as those services (along with all other services to be provided by the auditor) are pre-approved by the company’s independent Audit Committee. The Audit Committee carefully considers the potential impact of the provision of those services (and the fees paid for them) on the auditor’s independence before approving any service. Our Audit Committee consists entirely of independent directors, and is committed to preserving the independence of the auditors and integrity of our audited financial statements.

With regard to the provision of certain tax services, the SEC has long taken the position that an accounting firm can provide tax services to its audit clients without impairing the firm’s independence. The Sarbanes-Oxley Act also specifically identified tax services as a non-audit service that may be provided by an accounting firm without jeopardizing its independence. In 2004, the PCAOB specifically reviewed the impact of independent auditors providing tax services to their audit clients. While the PCAOB has proposed certain changes to the independence rules regarding tax services, the tax and other non-audit services provided to us by our independent auditors would comply with these proposed rules. The vast majority of fees for tax services provided by the Company’s independent auditors are related to assisting the Company with tax compliance requirements. We believe that having our independent auditor provide these tax compliance services does not impair its independence. In fact, the PCAOB recognizes that the involvement of the independent auditor in providing certain tax services may enhance the quality of the audit because it provides the auditor with better insights into a Company’s tax accounting activities. The proposal could adversely impact the quality of the audit and increase professional services costs for our company by addressing a concern that neither the regulators nor our Audit Committee share.

Our current practices, together with the requirements of current laws, rules and regulations, provide our shareholders with ample assurance that our external auditor will remain independent from U.S. Bancorp. The proposal would needlessly impair the Audit Committee’s flexibility and create additional inefficiency and expense.

The Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you vote in favor of it.

SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2006 annual meeting, the written proposal must be received at our principal executive offices at 800 Nicollet Mall, Minneapolis, Minnesota 55402, Attention: Corporate Secretary, on or before November 11, 2005. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Our bylaws provide that a shareholder may nominate a director for election at the annual meeting or may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Secretary of U.S. Bancorp at our principal executive offices in Minneapolis, Minnesota, at least 120 days in advance of the date of the proxy statement for the prior year’s annual meeting. For the 2006 annual meeting, director nominations and shareholder proposals must be received on or before November 11, 2005. The nomination or proposal must contain the specific information required by our bylaws. You may request a copy of our bylaws by contacting our Corporate Secretary, U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402, telephone (651) 466-3000. Shareholder proposals that are received by us after November 11, 2005, may not be presented in any manner at the 2006 annual meeting.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Our 2004 Annual Report to Shareholders and Form 10-K, including financial statements for the year ended December 31, 2004, accompanies, or has been mailed to you immediately prior to, this proxy statement. The Annual Report and Form 10-K is also available on our web site at usbank.com, by clicking on About U.S. Bancorp, Investor/Shareholder Information. If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to Investor Relations, U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402.

“HOUSEHOLDING” OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Although we do not household for our registered shareholders, some brokers household U.S. Bancorp proxy materials and annual reports, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, shareholders should write to Investor Relations, U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402, or call (612) 303-0799.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of U.S. Bancorp.

Lee R. Mitau Secretary
Dated: March 11, 2005

Appendix A

U.S. Bancorp

Audit Committee Charter

I.   PURPOSE

The Audit Committee (the “Committee”) of the Board of Directors of U.S. Bancorp (the “Company”) shall:

A.             Provide assistance to the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders and investment community with respect to its oversight of:

(i)             The quality and integrity of the Company’s financial statements;

(ii)         The Company’s compliance with legal and regulatory requirements;

(iii)     The independent auditor’s qualifications and independence; and

(iv)       The performance of the Company’s internal audit function and independent auditors.

B.              Prepare the report that Securities and Exchange Commission (SEC) rules require be included in the Company’s annual proxy statement.

II.   STRUCTURE AND OPERATIONS

Composition and Qualifications

The Committee shall be comprised of three or more members of the Board of Directors, each of whom meets the independence requirements of the New York Stock Exchange, Inc. and the Securities and Exchange Act of 1934. The Board shall determine whether each member of the Committee is “financially literate” and whether two members of the Committee have “banking or related financial management expertise,” as such qualifications are interpreted by the Board in its business judgment, and whether any member of the Committee is an “audit committee financial expert” as defined by the SEC. No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board of Directors (i) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and (ii) discloses such determination in the annual proxy statement.

Appointment and Removal

The members of the Committee shall be appointed by the Board of Directors and shall serve until their successors are duly elected and qualified or until their earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

Chairman

Unless a Chairman is designated by the full Board of Directors, the members of the Committee shall designate a Chairman by the majority vote of the Committee. In the case of a tie vote on any issue, the Chairman’s vote will decide the issue. The Chairman will preside over all meetings of the Committee and set the agendas for Committee meetings.

III.   MEETINGS

The Committee shall meet at least quarterly. The Committee shall periodically meet separately with members of management, including the Controller, the Chief Risk Officer and Internal Audit Director, and the independent auditors to discuss any matters that the Committee or any of these groups believes would be appropriate to discuss privately. The Chairman of the Board or any member of the Committee may call meetings of the Committee. All meetings of the Committee may be held telephonically. A majority of Committee members will constitute a quorum for the transaction of business.

The Committee may invite to its meetings any director, member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities.

IV.   RESOURCES AND AUTHORITY

The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. In this regard, the Committee shall have the authority to retain outside legal, accounting or other advisors for this purpose at the Company’s expense, including the authority to approve the fees payable to such advisors and any other terms of retention.

The Committee shall be given full access to the Company’s internal audit group, Board of Directors, corporate executives and independent accountants as necessary to carry out these responsibilities. While acting within the scope of its stated purpose, the Committee shall have all of the authority of the Board of Directors.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with Generally Accepted Accounting Principles (GAAP) and applicable rules and regulations. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

V.   RESPONSIBILITIES AND DUTIES

The Committee shall have the following responsibilities in carrying out its stated purposes. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in Section I of this Charter.

Documents/Reports Review

1.                 Review and discuss with management and the independent auditors, prior to public dissemination, the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a discussion with the independent auditors of the matters required to be discussed by Statement of Auditing Standards No. 61 and other professional auditing standards.

2.                 Review and discuss with management and the independent auditors the financial results communicated in the Company’s earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information), as well as any other material financial information and earnings guidance provided to analysts and rating agencies.

3.                 Perform any functions required to be performed by it or otherwise appropriate under applicable law, rules or regulations, the Company’s by-laws and the resolutions or other directives of the Board, including review of any certification required to be reviewed in accordance with applicable law or regulations of the SEC.

4.                 Review and discuss with management (including the Internal Audit Director), and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to its inclusion in the filing of the Company’s Annual Report on Form 10-K.

Independent Auditor Selection and Oversight

5.                 The Committee has the sole responsibility for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors, and the independent auditors shall report directly to the Committee. The Committee shall also review and approve the independent auditor’s work plan on an annual basis.

6.                 Approve in advance all audit and non-audit engagement services to be provided to the Company by the independent auditors, and other than “prohibited non-audit services” as defined in Section 10A(g) of the Securities Exchange Act of 1934, as amended. The Committee may delegate to one or more of its members the authority to approve in advance any audit or permitted non-audit services, including fees and terms, to be provided by the independent auditors so long as they are presented for informational purposes to the full Committee at its next meeting.

7.                 Review, at least annually, the qualifications, performance and independence of the independent auditors and present its conclusions with respect to the independent auditor to the Board. In conducting its review and evaluation, the Committee should:

(a)          Obtain and review a report by the Company’s independent auditor describing (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) to assess the auditor’s independence, all relationships between the independent auditor and the Company;

(b)         Ensure the rotation of the lead audit partner at least every five years

(c)          Review and evaluate the performance and qualifications of the lead audit partner of the independent auditor on an annual basis.

Financial Reporting Process

8.                 In consultation with the independent auditors, management and the internal auditors, periodically review the integrity of the Company’s financial reporting processes, relied upon to prepare SEC or other regulatory filings. In that connection, the Committee should obtain and discuss with management and the independent auditor reports from management and the independent auditor regarding: (i) critical accounting policies and practices used by the Company; (ii) analysis prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Company’s management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditor; (iii) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; (iv) significant issues relating to the adequacy of the Company’s internal controls and specific audit policies or procedures adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting; and (v) any other material written communications between the independent auditor and the Company’s management.

9.                 Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

10.          Review with the independent auditor (i) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management and (ii) management’s responses to such matters. The Committee shall resolve any disagreements between management and the independent auditors regarding financial reporting. Discuss with the independent auditor material issues on which the national office of the independent auditor was consulted by the team.

Legal Compliance/General

11.          Review periodically, with the Company’s legal counsel, any legal matter that could have a significant impact on the Company’s financial statements.

12.          Discuss with management and the independent auditors the Company’s guidelines and policies with respect to risk assessment and risk management. Discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

13.          Establish and review annually, a hiring policy for employees or former employees of the independent auditing firm which prohibits hiring for certain critical financial positions within the Company within one-year of their employment with the independent auditing firm.

14.          Establish and review annually, policy and procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters and (ii) the confidential, anonymous submission by employees of the listed issuer of concerns regarding questionable accounting, internal controls, or auditing matters.

15.          Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

Reports

16.          Prepare all reports of the Committee required to be included in the Company’s annual proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

17.          Report regularly to the full Board of Directors on:

(i)            any issues that arise with respect to the quality or integrity of the Company’s financial statements, application of accounting principles, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function;

(ii)        the matters addressed at all meetings of the Committee, including the Committee’s conclusions following its annual review of the performance of the independent auditor; and

(iii)    such other matters as are relevant to the Committee’s discharge of its responsibilities.

The Committee shall recommend action by the Board, as the Committee deems appropriate. The report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

18.          Maintain minutes or other records of meetings and activities of the Committee.

Internal Audit

19.          Review annually the education and experience of the key members of the audit team, internal auditors including the internal audit outsource vendor, and financial management.

20.          Review and approve the appointment and, as appropriate, the replacement of the Chief Risk Officer and Internal Audit Director.

21.          Review and approve, on an annual basis, the Internal Audit Charter and audit plan for the upcoming year.

22.          Review quarterly the annual Internal Audit plan and risk assessment, as well as the progress against the plan and significant changes to the Company’s risk profile.

23.          Review quarterly with management, the internal auditors and the independent auditors their assessments of the adequacy of internal controls and the status of resolution of any identified material weaknesses or reportable conditions.

24.          Review annually with Internal Audit their assessment of compliance with the Interagency Policy Statement on Internal Audit and Internal Audit Outsourcing.

25.          Review the significant reports to management prepared by Internal Audit and management’s responses.

Other Matters

26.          Review and approve, on an annual basis, the Credit Risk Assessment plan for the year.

27.          Review quarterly the annual Credit Risk Assessment plan and exam results, including progress against the plan and the status of management’s actions to address significant recommendations.

28.          Annually obtain reports from management and the Chief Risk Officer, which indicate with reasonable assurance whether the Company’s employees are in compliance with the Company’s Code of Ethics.

29.          Review annually with management and Corporate Compliance their assessment of compliance with laws and regulations regarding loans to insiders (Regulation O) and dividend restrictions.

30.          Review periodically with Corporate Compliance any significant compliance matters as well as the status of management’s actions to address noted issues.

31.          Review quarterly significant regulatory recommendations issued and the status of management’s resolution.

32.          Review annually the Company’s Business Continuity Planning and Disaster Recovery activities as well as significant Information Security matters and any actions being taken to address weaknesses noted.

33.          Review and approve annually significant financial and compliance policies which fall under the purview of the Committee (e.g. Privacy, Corporate Compliance, Regulation O, AML/BSA, Vendor Management, Regulations 23A & B, Corporate Risk Committee charter, Business Change Risk Assessment policy, etc.).

Annual Evaluations

34.          The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members.

35.          The Committee shall perform an annual review of the adequacy of, and its compliance with, this charter.

As amended through January 17, 2005

LOCATION OF U.S. BANCORP ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 19, 2005 at 11:00 a.m. Mountain Time
Grand Hyatt Denver
The Grand Ballroom
1750 Welton Street
Denver, Colorado

[Map to be inserted]

Beneficial owners of common stock held in street name by a broker or bank will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your broker or bank are examples of proof of ownership.

								Please Mark Here for Address Change or		☐

Comments
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items 1, 2 and 3 and AGAINST Items 4 and 5.
				FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
ITEM 1–Election of Class I Directors to serve until the annual meeting in 2008.	FOR ALL (except as specified below)	WITHHOLD AUTHORITY to vote for all	ITEM 2–Ratify selection of Ernst & Young LLP as independent auditors for the 2005 fiscal year.	☐	☐	☐	ITEM 4–SHAREHOLDER PROPOSAL: Performance vesting shares.	☐	☐	☐
01 Joel W. Johnson 02 David B. O’Maley 03 O’dell M. Owens, M.D., M.P.H. 04 Craig D. Schnuck	☐	☐						FOR	AGAINST	ABSTAIN
				FOR	AGAINST	ABSTAIN	ITEM 5–SHAREHOLDER PROPOSAL: Prohibition on tax and non-audit work by independent	☐	☐	☐
05 Warren R. Staley			ITEM 3–Amend certificate of incorporation to eliminate supermajority voting.	☐	☐	☐	auditors.		I plan to attend the meeting.	☐
To withhold authority to vote for any nominee, write the number(s) of the nominee(s) in the space provided below.

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Signature			Signature					Date
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Vote by Internet, Telephone or Mail
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As a shareholder, you can help U.S. Bancorp save both time and expense by voting this proxy over the internet or by touch-tone phone. Please note that all votes by telephone or over the internet must be received by 10:59 p.m. Central Time on April 18, 2005.

Internet http://www.proxyvoting.com/usb Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by internet or telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at www.usbank.com under “About U.S. Bancorp,” “Investor/Shareholder Information.”

PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS

The undersigned, having received the Notice of Annual Meeting of Shareholders and proxy statement, revoking any proxy previously given, hereby appoint(s) Jerry A. Grundhofer and Lee R. Mitau, and either of them, as proxies to vote as directed all shares the undersigned is (are) entitled to vote at the U.S. Bancorp 2005 Annual Meeting of Shareholders and authorize(s) each to vote in his discretion upon other business as may properly come before the meeting or any adjournment or postponement thereof. If this signed proxy card contains no specific voting instructions, my (our) shares will be voted “FOR” all nominees for director, “FOR” Items 2 and 3, “AGAINST” Items 4 and 5, and in the discretion of the named proxies on all other matters.

IF YOU DO NOT VOTE BY TOUCH-TONE PHONE OR VIA THE INTERNET,

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE

AND RETURN IT IN THE ENCLOSED ENVELOPE.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

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